Exhibit 10.60

LOAN AGREEMENT
dated as of December 19, 2006
between
BANK OF AMERICA, N.A.
(“Lender”)

Address of Lender:	1185 Avenue of the Americas, 16th Floor
New York, New York 10036
BANK OF AMERICA, N.A., as Administrative Agent
(“Administrative Agent”)

Address of Lender:	1185 Avenue of the Americas, 16th Floor
New York, New York 10036
and
RD BRANCH ASSOCIATES, L.P.
(“Borrower”),

Address of Borrower:	c/o Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605

LOCATION OF MORTGAGED PROPERTY:
The Branch Plaza Property located on Route 25 in Smithtown, New York

     THIS LOAN AGREEMENT (“this Agreement”) dated as of December 19, 2006 by and among RD BRANCH ASSOCIATES, L.P. (“Borrower”) and BANK OF AMERICA, N.A. (in its individual capacity and not as Administrative Agent, “BofA”) and each other lender who may become a Lender pursuant to Section 8.07, each, a “Lender” and collectively, “Lenders”) and BANK OF AMERICA, N.A., as Administrative Agent for Lenders (together with its successors in such capacity, “Administrative Agent”).
     WHEREAS, BofA is the holder of that certain Severed Note made by Borrower in favor of BofA dated the date hereof in the amount of $15,000,000 (the “Existing Note”), which was made pursuant to that certain Note Modification and Severance Agreement between Borrower, certain affiliates of Borrower and BofA dated the date hereof; and
     WHEREAS, Borrower has requested, and Lender and Administrative Agent have agreed, subject to the terms and conditions hereof, to make an additional loan to Borrower in the amount of $1,000,000 to be evidenced by a note dated the date hereof made by Borrower to Lender in the amount of $1,000,000 (the “New Note”) and Lender is prepared to do so on the terms and conditions hereinafter set forth.
     NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained, Borrower, Administrative Agent and Lenders hereby agree that this Agreement consolidates, amends and restates the Existing Note and the New Note in their entirety such that from and after the date hereof the Loan shall be evidenced, administered and repaid pursuant to and in accordance with the following terms:
ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION
     Section 1.01. Definitions. The following terms, as used in this Agreement, shall have the following meanings:
“Additional Interest” — Any and all sums that shall become due and payable by Borrower under the Hedging Agreement.
“Anchors” — North Fork Bank and A&P Grocery.
“Applicable Lending Office” — For each Lender and for the portions of the outstanding principal balance under its Note bearing interest at the Prime Based Rate or LIBO Based Rate, as applicable, the lending office of such Lender (or of an affiliate of such Lender) designated as such on the signature page hereof or in the applicable Assignment and Assumption Agreement, or such other office of such Lender (or of an affiliate of such Lender) as such Lender may from time to time specify to Administrative Agent and Borrower as the office by the portions of the outstanding principal balance under its Note bearing interest at the Prime Based Rate or LIBO Based Rate , as applicable, are to be made and maintained.

“Applicable Margin” — With respect to the Prime Based Rate, 0.50% per annum; and with respect to the LIBO Based Rate, 1.30% per annum.
“Assignee” — Has the meaning specified in Section 8.07.
“Assignment and Assumption Agreement” — An Assignment and Assumption Agreement, substantially in the form of EXHIBIT A, pursuant to which a Lender assigns and an Assignee assumes rights and obligations in accordance with Section 8.07.
“Authorization Letter” — The letter in the form of EXHIBIT F.
“Business Day” — Any day on which commercial banks are not authorized or required to close in New York City; and, whenever such day relates to a LIBOR Amount, an Interest Period with respect to a LIBOR Amount, or notice with respect to a LIBOR Amount, any such day in which dealings in Dollar deposits are also carried out in the London interbank market and banks are also open for business in London.
“Code” — The Internal Revenue Code of 1986.
“Counterparty” — Bank of America, N.A., in its capacity as a party to the Hedging Agreement, and its successors and assigns in such capacity.
“Default” — Any event or circumstance which, with the giving of notice or the passage of time, or both, would become an Event of Default.
“DSC Test” — Has the meaning set forth in Section 2.04 of this Agreement.
“Dollars” and “$” — Lawful money of the United States of America.
“Employee Benefit Plan” — Any employee benefit or other plan established or maintained, or to which contributions have been made, by Borrower or Guarantor.
“ERISA” — The Employee Retirement Income Security Act of 1974, including the rules and regulations promulgated thereunder.
“ERISA Affiliate” — Any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as Borrower and/or Guarantor, or any trade or business which is under common control (within the meaning of Section 414(c) of the Code) with Borrower and/or Guarantor, or any organization which is required to be treated as a single employer with Borrower and/or Guarantor under Section 414(m) or 414(o) of the Code.
“Event of Default” — Has the meaning given to such term in the Mortgage.
“Existing Note” — Has the meaning specified in the preamble hereto.

“Fiscal Year” — The calendar year or such other annual period as Borrower and Administrative Agent may mutually agree upon.
“Financial Statements” — Statements of the assets, liabilities (direct or contingent), income, expenses and cash flow of Borrower and Guarantor, prepared in accordance with generally accepted accounting principles in the United States as in effect from time to time and consistently applied.
“Governmental Authorities” — The United States, the state in which the Property is located and any political subdivision, agency, department, commission, board, bureau or instrumentality of either of them, including any local authorities, which exercises jurisdiction over Borrower, Guarantor, the Property or the Improvements.
“Guarantor” — Jointly and severally, Acadia Realty Limited Partnership, a Delaware limited partnership and any other person(s) or entity(ies) who may hereafter become a guarantor of any or all of Borrower’s obligations in respect of the Loan.
“Guaranty” — The guaranty(ies) of all or part of Borrower’s obligations, to be executed by Guarantor.
“Hazardous Materials” — Has the meaning given to such term in the Mortgage.
“Hedging Agreement” — Any ISDA Master Agreement or other documentation with respect to an interest rate hedging transaction entered into by and between Borrower and Counterparty, as may be amended, modified or supplemented from time to time, including any and all “confirmations” under any thereof.
“Improvements” — A one story neighborhood shopping center containing 125,840 square feet with respect to the Branch Plaza Property.
“Indemnity” — An agreement from Borrower and Guarantor or, if there is no Guarantor, such other persons or entities as shall be satisfactory to Lender, whereby, among other things, Lender is indemnified regarding Hazardous Materials.
“Individual Loan Commitment” — With respect to each Lender, the amount set forth below opposite the name of such Lender (subject to change in accordance with the terms of this Agreement).

Lender	Individual Loan Commitment

BofA	$16,000,000
“Insolvency Event” — The occurrence of any of the Events of Default described in clauses (d) through (h) of the Mortgage.

“Interest Period” — The period during which interest at the LIBO Based Rate, determined as provided in this Agreement, shall be applicable to the LIBO Rate Request Amount in question, provided, however, that each such period shall be either one (1), two (2), three (3) (or, if available, four (4), or six (6)) months, which shall be measured from the date specified by Borrower in each LIBO Rate Request for the commencement of the computation of interest at the LIBO Based Rate, to the numerically corresponding day in the calendar month in which such period terminates (or, if there be no numerical correspondent in such month, or if the date selected by Borrower for such commencement is the last Business Day of a calendar month, then the last Business Day of the calendar month in which such period terminates, or if the numerically corresponding day is not a Business Day then the next succeeding Business Day, unless such next succeeding Business Day enters a new calendar month, in which case such period shall end on the next preceding Business Day) and in no event shall any such period extend beyond the Maturity Date.
“Law” — Any federal, state or local law, statute, rule, regulation, ordinance, order, decree, directive, requirement, code, notice of violation or rule of common law, now or hereafter in effect, and in each case as amended, and any judicial or administrative interpretation thereof by a Governmental Authority or otherwise, including any judicial or administrative order, determination, consent decree or judgment.
“Lender Reply Period” — Has the meaning specified in Section 8.06.
“Lender’s Counsel” — Schiff Hardin LLP, 623 Fifth Avenue, 28th Floor, New York, New York 10022.
“LIBO Based Rate” — With respect to any LIBOR Amount, the rate per annum (expressed as a percentage) determined by Administrative Agent to be equal to the sum of (i) the quotient of the LIBO Rate for the LIBOR Amount and Interest Period in question divided by [1 minus the Reserve Requirement] (at Administrative Agent’s option, rounded up, if necessary, to the nearest 1/100 of 1%) and (ii) the Applicable Margin.
“LIBO Rate” — With respect to any applicable Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as selected by Administrative Agent from time to time) at approximately 11:00 a.m. London time two (2) Business Days before the commencement of such Interest Period, for deposits in U.S. Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the rate for that Interest Period will be determined by such alternate method as reasonably selected by Administrative Agent.

“LIBO Rate Request” — Borrower’s telephonic notice (to be promptly confirmed in writing), to be received by Administrative Agent by 12 Noon (New York time) three (3) Business Days prior to the date specified in the LIBO Rate Request for the commencement of the Interest Period (which specified date must be a Business Day), of (a) its intention to have (i) all or any portion of the Principal Amount which is not then the subject of an Interest Period (other than an Interest Period which is terminating on the Business Day specified in the notice) and/or (ii) all or any portion of any advance of proceeds of the Loan evidenced by the Notes which is to be made on the Business Day specified in such notice, bear interest at the LIBO Based Rate and (b) the Interest Period desired by Borrower in respect of the amount specified, which notice shall be promptly communicated by Administrative Agent to each Lender.
“LIBO Rate Request Amount” — The amount, to be specified by Borrower in each LIBO Rate Request, which Borrower desires bear interest at the LIBO Based Rate and which, at Administrative Agent’s option, shall be an integral multiple of $100,000.
“LIBOR Amount” — All or any portion (as the context requires) of any Lender’s Loan which shall accrue interest at the LIBOR Based Rate.
“Liquidity Requirement” — Has the meaning specified in Section 4.01(d)(18).
“Loan” — The loan in the Loan Amount made by Lender to Borrower under this Agreement.
“Loan Amount” — $16,000,000.
“Loan Documents” — This Agreement, the Note, the Mortgage, the Indemnity, the Authorization Letter, Uniform Commercial Code financing statements in respect of the Mortgaged Property and any other collateral given to Lender as security for the Loan, and any other documents which evidence or secure the Loan.
“Loan to Value Test” — Has the meaning set forth in Section 2.03 of this Agreement.
“Major Lease” — Any lease for space in excess of 5,000 square feet of the rentable area of the Improvements.
“Material Adverse Change” means either (1) a material adverse change in the status of the business, results of operations, financial condition, property or prospects of Borrower or (2) any event or occurrence of whatever nature which is likely to (x) have a material adverse effect on the ability of Borrower to perform its obligations under the Loan Documents or (y) create, in the sole and absolute judgment (reasonably exercised) of Lender, a material risk of sale or forfeiture of any of the Mortgaged Property (other than an immaterial portion thereof) under any Mortgage or otherwise materially impair any of the Mortgaged Property under any Mortgage or Lenders’ rights therein.
“Maturity Date” — December 1, 2011.

“Mortgage” — Collectively, (i) that certain leasehold mortgage, assignment of leases and rents and security agreement dated the date hereof from Borrower to Administrative Agent (the “New Mortgage”) and (ii) those certain mortgage(s), assignments of leases and rents and security agreements described in, and modified by, that certain Mortgage Modification Agreement, dated the date hereof, by and between Borrower and Administrative Agent (the “Existing Mortgage”), all to secure the payment and performance of Borrower’s obligations hereunder, under the Note and otherwise in respect of the Loan.
“Mortgaged Property” means, for each Property, the Property, the Improvements thereon and all other property constituting the “Mortgaged Property”, as said quoted term is defined in the applicable Mortgage.
“Multiemployer Plan” — Any plan defined as such in Section 3(37) of ERISA.
“Net Operating Income”
     (a) all revenues from the ownership, use, occupancy, leasing and operation of the Property during the period in question, determined in accordance with GAAP (but adjusted to eliminate the effects of straight-lining of rents and further adjusted to exclude extraordinary and non-recurring sources of income), including all rental and other payments, including, without limitation, base rent, additional rent, promotional revenues, percentage rent and payments for common area maintenance, taxes, insurance and operating expenses and proceeds of rental loss or business interruption service, excluding tenant security deposits collected but not applied to tenants’ obligations, and interest on such deposits;
     minus
     (b) all expenses in connection with the Property during such period, determined in accordance with GAAP, including insurance premiums, real estate taxes, promotional expenses, maintenance and repair expenses, management fees and any other operational expenses, all as determined in accordance with GAAP, but not including debt service payable under the Loan.
“Net Worth Requirement” — Has the meaning specified in Section 4.01(d)(18).
“New Note” — Has the meaning specified in the preamble hereto.
“Note”; “Notes” — Have the respective meanings specified in Section 2.06.
“Participant”; “Participation” — Have the respective meanings specified in Section 8.07.
“Pension Plan” — Any employee pension benefit plan within the meaning of Section 3(2) of ERISA with respect to which Borrower, Guarantor or any ERISA Affiliate at any relevant time has liability or an obligation to contribute.

“Person” — An individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other entity of whatever nature.
“Premises Documents” — Has the meaning given to such term in the Mortgage.
“Prime Based Rate” — The Applicable Margin plus the greater of (i) the Federal Funds Rate plus 1/2 of 1% per annum or (ii) the prime commercial lending rate as announced from time to time by Administrative Agent at Administrative Agent’s Office (it being understood that said “prime commercial lending rate” is a reference rate and does not necessarily represent the lowest or best rate being charged to customers), each change in said rates to be effective, without notice or demand of any kind, as of the date of such change.
“Principal Amount” — At any time, the aggregate outstanding principal amount of the Notes.
“Property” — The leasehold interest in real property located on Route 25 in Smithtown, New York owned by Branch Borrower.
“Pro Rata Share” — With respect to each Lender, the ratio of such Lender’s Individual Loan Commitment to the Loan Amount. As of the date hereof, the Lenders’ respective Pro Rata Shares are as follows:

Lender	Pro Rata Share

BofA	100%
“Regulation D” and “Regulation U” — Respectively, Regulation D and Regulation U of the Board of Governors of the Federal Reserve System.
“Regulatory Change” — With respect to any Lender and the charging and collecting of interest at the LIBO Based Rate, any change after the date hereof in federal, state or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives or requests applying to a class of banks including such Lender under any federal, state or foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof, excluding any change the effect of which is reflected in a change in the LIBO Based Rate.
“Required Lenders” — At any time, those Lenders holding at least 66-2/3% of the Principal Amount.
“Reserve Requirement” — The rate at which reserves (including any marginal, supplemental or emergency reserves) are actually required to be maintained by any Lender or any Lender’s respective Participants, if any, under Regulation D against “Euro-Currency Liabilities”, as such quoted term is used in Regulation D.

Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by any Lender or any Lender’s respective Participants, if any, by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the LIBO Based Rate is to be determined as provided in this Agreement or (ii) any category of extensions of credit or other assets which includes loans the interest rate on which is determined on the basis of rates used in determining the LIBO Rate.
“Requisition” — A written statement by or on behalf of Borrower, in form and substance satisfactory to Administrative Agent, setting forth the amount of the Loan advance requested and instructions for the payment of the same, and certifying the purpose for which such advance is to be used.
“Supplemental Fee Letter” — That certain letter agreement, dated the date hereof, between BofA and Borrower, providing for Borrower’s payment to Administrative Agent and/or BofA on the date hereof and from time to time hereafter certain fees in connection with the Loan, each such fee to be for Administrative Agent’s and/or BofA’s own account.
“Title Insurer” — The issuer(s), approved by Administrative Agent, of the title insurance policy or policies insuring the Mortgage.
“Treasury Rate” — The yield rate (i) on the 10 year U.S. Treasury Security due on or closest to the Maturity Date (as defined in the Note), as such yield rate is reported in the Wall Street Journal on the second Business Day preceding the date of calculation.
“Unrestricted Cash and Cash Equivalents” means the following assets of Guarantor, in each case, not subject to any lien, security interest or restriction: (i) cash, (ii) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than six (6) months from the date of acquisition, (iii) shares of money market funds invested in the securities described in clause (ii) above and (iv) Dollar denominated demand deposits, time deposits or certificates of deposit of any domestic United States commercial bank whose long-term debt is rated at least A by Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc. or A2 by Moody’s Investors Service, Inc. and having capital and surplus in excess of $500,000,000.
     Section 1.02. Rules of Construction. Except as expressly provided otherwise, when used in this Agreement (i) “or” is not exclusive, (ii) “hereunder”, “herein”, “hereof” and the like refer to this Agreement as a whole, (iii) “Article”, “Section”, “Schedule” and “Exhibit” refer to Articles, Sections, Schedules and Exhibits of this Agreement, (iv) terms defined in the singular shall have a correlative meaning when used in the plural and vice versa, (v) a reference to a Law includes any amendment, modification or supplement to, or replacement of, such Law and (vi) a reference to a document shall mean such document as the same may be amended, modified or supplemented from time to time in accordance with its terms. The cover page and the Exhibits and Schedules, if any, annexed hereto are incorporated as a part of this Agreement with the same effect as if set forth in the body hereof. Any table of contents and all captions and headings herein are for convenience only and shall not affect the interpretation or construction hereof.
ARTICLE II
THE LOAN
     Section 2.01. Generally. Subject to the provisions of this Agreement, and on the basis of the representations, warranties and covenants made herein and in the other Loan Documents, each Lender severally agrees to advance its Pro Rata Share of the Loan and Borrower will accept the Loan Amount in periodic disbursements as hereinafter set forth and upon the satisfaction of the conditions set forth in Article IV hereof.
     Section 2.02. Nature of Lenders’ Obligations. The obligations of Lenders under this Agreement are several, and no Lender shall be responsible for the failure of any other Lender to make any advance of the Loan to be made by such other Lender. However, the failure of any Lender to make any advance of the Loan to be made by it hereunder on the date specified therefor shall not relieve any other Lender of its obligation to make any advance of its portion of the Loan specified hereby to be made on such date.
     Section 2.03. Purpose. The Loan shall be made for the business purpose of financing the Mortgaged Property. Borrower covenants and agrees that in no event shall proceeds of the Loan, or any part thereof, be used, directly or indirectly, for any other purpose, for any illegal purpose or for the purpose, whether immediate, incidental or ultimate, of buying or carrying “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, or in connection with any hostile acquisition or for any illegal purpose.
     Section 2.04. Advances. The portion of the Loan heretofore evidenced by the Existing Note has been advanced and the outstanding principal balance thereof is $15,000,000. The $1,000,000 portion of the Loan to be initially evidenced by the New Note shall be advanced in a single advance in the amount of $1,000,000 and shall be made upon satisfaction of the conditions set forth in Section 4.01.
     Section 2.05. Intentionally Omitted.
     Section 2.06. Notes. From and after the date hereof, the Existing Note and the New Note are hereby modified and restated by, and the Loan shall be evidenced by notes of Borrower in the form of EXHIBIT D, duly completed and executed by Borrower (with a separate note or notes for each Lender in an aggregage amount equal to such Lender’s Individual Loan Commitment, payable for the account of such Lender’s Applicable Lending Office), in an aggregate principal amount equal to the Loan Amount (such notes, as the same may hereafter be amended, modified, extended, severed, assigned, substituted, renewed or restated from time to time (including, without limitation, any substitute notes pursuant to Section 8.07), each, a “Note” and collectively, the “Notes”). The Existing Note, as modified hereby, shall be severed by, among other things, the Existing Mortgage. The New Note shall be secured by, among other things, the New Mortgage. The Notes shall mature, and all outstanding principal and other sums thereunder shall be paid in full, on the Maturity Date, as the same may be accelerated or extended.
     In case of any loss, theft, destruction or mutilation of any Lender’s Note, Borrower shall, upon its receipt of an affidavit of an officer of such Lender as to such loss, theft, destruction or mutilation and an appropriate indemnification, execute and deliver a replacement Note to such Lender in the same principal amount and otherwise of like tenor as the lost, stolen, destroyed or mutilated Note.
     Section 2.07. Payments and Distributions. Borrower shall make each payment under this Agreement and under the Notes not later than 11:00 a.m. (New York time) on the date when due to Administrative Agent at Administrative Agent’s Office in immediately available funds. Administrative Agent will thereafter, on the day of its receipt of each such payment, cause to be distributed to each Lender such Lender’s appropriate share (based upon the respective outstanding principal amounts of the Notes and the respective rates of interest thereunder) of the payments of principal and interest, and its appropriate share of the payments of other sums, in like funds for the account of such Lender’s Applicable Lending Office. Payments by Borrower hereunder or under the Notes or other Loan Documents shall be made without setoff or counterclaim.
     Except to the extent otherwise provided in this Agreement, whenever any payment to be made under this Agreement or under the Notes is due on any day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and, if applicable, fees, as the case may be.
     Each Lender’s interest in the Loan shall be of equal priority with the interest of each other Lender.
     Section 2.08. Interest. Borrower shall have the option, subject to the terms and conditions set forth in this Agreement, of paying interest on the Principal Amount or portions thereof at the Prime Based Rate or the LIBO Based Rate. If Borrower desires the application of the LIBO Based Rate, it shall submit a LIBO Rate Request to Administrative Agent, which LIBO Rate Request shall be irrevocable, subject to Borrower’s right to convert the rate of interest payable under the Notes with respect to any LIBOR Amount from the LIBO Based Rate to the Prime Based Rate as provided in Section 2.10. Administrative Agent shall, on the day of its receipt of the LIBO Rate Request from Borrower, notify each Lender by either telephone or by facsimile of the specified LIBOR Amount and the amount of the Lender’s portion thereof, the Interest Period and date of commencement thereof, and the interest rate applicable to such LIBOR Amount. Each LIBO Rate Request shall be applicable to the Notes in accordance with the Lenders’ respective Pro Rata Shares, so that, barring a conversion or suspension of the LIBO Based Rate by one or more, but not all, Lenders, pursuant to Article III, the outstanding principal amounts of each of the Notes shall contain segments bearing interest at the Prime Based Rate and/or LIBO Based Rate(s) under particular Interest Period(s), each of which segments shall correspond to a proportional segment of the outstanding principal amount of every other Note. In the event that Borrower fails to submit a LIBO Rate Request with respect to a LIBOR Amount not later than 12 Noon (New York time) three (3) Business Days prior to the last day of the relevant Interest Period, the LIBOR Amount in question shall bear interest, commencing at the end of such Interest Period, at the Prime Based Rate.
     Interest shall be computed on an actual/360-day basis (i.e., interest for each day during which any portion of the Principal Amount is bearing interest at a particular interest rate per annum shall be computed at such rate divided by 360).
     Borrower shall pay interest on the Principal Amount to Administrative Agent for the account of Lenders. Interest on the Principal Amount shall be payable, in arrears, monthly on the first day of the first month following the date hereof and on the first day of each month thereafter until the Notes are repaid in full.
     Section 2.09. Limitation on Number of Interest Periods. Borrower shall not have the right to have more than five (5) Interest Periods, in the aggregate, in respect of the Loan in effect at any one time, whether or not any portion of the Principal Amount is then bearing interest at the Prime Based Rate.
     Section 2.10. Conversions of Interest Rate. Provided there exists no Event of Default, Borrower shall have the right to convert, from time to time, the rate of interest payable under the Notes with respect to any portion of the Principal Amount to the LIBO Based Rate or the Prime Based Rate, subject to the terms of this Agreement (including, without limitation, the payment of all amounts due in connection with any such conversion from the LIBO Based Rate on a date other than the last day of an applicable Interest Period) and provided that, in the case of a conversion from the LIBO Based Rate, the entire LIBOR Amount is the subject of the conversion. Conversions shall be accomplished (i) in the case of a conversion from the Prime Based Rate to the LIBO Based Rate, by Borrower’s submission of a LIBO Rate Request in accordance with Section 2.08 or (ii) in the case of a conversion from the LIBO Based Rate to the Prime Based Rate, by Borrower’s request to Administrative Agent by telephone (to be promptly confirmed in writing), to be received by Administrative Agent at least three (3) Business Days prior to the date specified for such conversion, specifying the LIBOR Amount with respect to which the interest rate is to be converted and the date of the conversion. On the date of its receipt of such request, Administrative Agent shall notify each Lender thereof either by telephone or by facsimile.
     Section 2.11. Inapplicability of LIBO Based Rate. Any portion of the Principal Amount to which the LIBO Based Rate is not or cannot pursuant to the terms of this Agreement be applicable shall bear interest at the Prime Based Rate. Upon the occurrence of an Event of Default, the entire Principal Amount shall, at the option of the Required Lenders, immediately and without notice to Borrower, bear interest at the Prime Based Rate. In addition, following the occurrence of an Event of Default, Borrower shall have no right to submit a LIBO Rate Request with respect to any LIBOR Amount for which the current Interest Period is expiring. The foregoing provisions shall not be construed as a waiver by Lenders of their right to pursue any other remedies available to them under the Mortgage or any other Loan Document nor shall they be construed to limit in any way the application of the Default Rate as provided in the Mortgage.
     Section 2.12. Late Payment Premium. Borrower shall pay to Administrative Agent for the account of Lenders a late payment premium in the amount of 5% of any payments of principal or interest under the Loan made more than ten (10) days after the due date thereof, which late payment premium shall be due with any such late payment.
     Section 2.13. Voluntary Prepayments. Borrower may, upon at least fifteen (15) Business Days’ notice (which notice shall be irrevocable) to Administrative Agent, prepay the Principal Amount, in whole or part, without premium or penalty; provided, however, that (i) any partial prepayment under this Section shall be in a principal amount of not less than $1,000,000 and an integral multiple of $100,000, (ii) prepayment of a LIBOR Amount other than on the last day of the applicable Interest Period shall be subject to the provisions of Section 3.03 and (iii) each prepayment under this Section shall include all interest accrued on the amount of principal prepaid (and all late charges and other sums that may be payable) through the date of prepayment. Amounts prepaid may not be reborrowed.
     Section 2.14. Annual Commitment Reduction/Required Amortization. Commencing on the first day of February, 2007 and on the first day of each month thereafter until the Maturity Date, Borrower shall make mandatory principal payments in the amount of $20,603, each in reduction of the Principal Amount. The aforesaid principal payments shall be applied first to the Principal Amount evidenced by the New Note until repaid in full and then shall be applied to the Principal Amount evidenced by the Existing Note.
     Section 2.15. Extension of Maturity. Borrower shall have the right to extend the Maturity Date for a period of one (1) year, to December 1, 2012 (the “First Extension Term”), upon satisfaction of the following conditions: (i) Borrower shall give notice to Administrative Agent of Borrower’s election to so extend the Maturity Date no later than thirty (30) days prior to the original Maturity Date and no earlier than ninety (90) days prior to the original Maturity Date, (ii) no Default or Event of Default exists at either the time Borrowers gives notice of its exercise of such extension option or as of the original Maturity Date, (iii) with Borrower’s notice exercising such extension option, Borrower shall pay to BofA the extension fee required pursuant to the Supplemental Fee Letter, which fee shall be earned by BofA upon receipt and (iv) without limiting the generality of the foregoing, Borrower shall be in compliance with Section 6.06.

ARTICLE III
YIELD MAINTENANCE ETC.
     Section 3.01. Additional Costs and Other Effects of Regulatory Changes; Taxes. Borrower shall pay directly to a Lender, promptly upon demand, such amounts as are necessary to compensate such Lender for Additional Costs resulting from any Regulatory Change which (i) subjects such Lender to any tax, duty or other charge with respect to the Loan or its Note, or changes the basis of taxation of any amounts payable to such Lender under the Loan or its Note (other than taxes imposed on the overall net income of such Lender or of its Applicable Lending Office by the jurisdiction in which such Lender’s principal office or such Applicable Lending Office is located), (ii) imposes, modifies or deems applicable any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender, (iii) imposes on such Lender or, in the case of LIBOR Amounts, on the London interbank market, any other condition affecting the Loan or its Note, or any of such extensions of credit or liabilities or (iv) imposes any capital adequacy requirements on such Lender by virtue of the Loan or the Notes. Such Lender will notify Borrower (with a copy to Administrative Agent) of any event occurring after the date hereof which would entitle it to compensation pursuant to this paragraph as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for those portions of the Loan affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in such Lender’s sole opinion, be disadvantageous to it, provided that such Lender shall have no obligation to so designate an Applicable Lending Office located in the United States.
     Without limiting the effect of the immediately preceding paragraph, in the event that, by reason of any Regulatory Change, (i) a Lender incurs Additional Costs based on or measured by the excess above a specified level of the amount of (1) a category of deposits or other liabilities of such Lender which includes deposits by reference to which the LIBO Rate is determined as provided in this Agreement and/or (2) a category of extensions of credit or other assets of such Lender which includes loans the interest on which is determined on the basis of rates referred to in the definition of “LIBO Rate” in Section 1.01, (ii) a Lender becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold or (iii) it shall be unlawful or impossible for a Lender to make or maintain its Pro Rata Share of the Loan (or any portion thereof) at the LIBO Based Rate, then such Lender’s obligation to make or maintain its Pro Rata Share of the Loan (or any portion thereof) at the LIBO Based Rate (and Borrower’s right to request the same) shall be suspended and such Lender shall give notice thereof to Borrower (with a copy to Administrative Agent) and, upon the giving of such notice, interest payable on the affected Note shall be converted to the Prime Based Rate, unless such Lender may lawfully continue to maintain its Pro Rata Share of the Loan (or any portion thereof) then bearing interest at the LIBO Based Rate to the end of the current Interest Period(s), at which time the interest rate on the affected Note shall convert to the Prime Based Rate. If subsequent to any conversion to the Prime Based Rate as provided above such Lender determines that such Regulatory Change has ceased to be in effect, such Lender will so notify Borrower (with a copy to Administrative Agent), and Borrower may convert the rate of interest payable under the affected Note with respect to those portions of the Principal Amount bearing interest at the Prime Based Rate to the LIBO Based Rate by submitting a LIBO Rate Request in respect thereof and otherwise complying with the provisions of this Agreement with respect thereto.
     Determinations by each Lender of the existence or effect of any Regulatory Change on its costs of making or maintaining its Pro Rate Share of the Loan, or portions thereof, at the LIBO Based Rate, or on amounts receivable by it in respect thereof, and of the additional amounts required to compensate such Lender in respect of Additional Costs, shall be conclusive, so long as made on a reasonable basis.
     Section 3.02. Limitations on Availability of LIBO Based Rate. Anything herein to the contrary notwithstanding, if, at the time of or prior to the determination of the LIBO Based Rate in respect of any LIBO Rate Request Amount as provided in this Agreement, (i) Administrative Agent determines (which determination shall be conclusive, so long as made on a reasonable basis) that by reason of circumstances affecting the London interbank market generally, adequate and fair means do not or will not exist for determining the LIBO Rate applicable to an Interest Period or (ii) a Lender determines (which determination shall be conclusive, so long as made on a reasonable basis) that the LIBO Rate will not accurately reflect the cost to such Lender of making or maintaining its Pro Rata Share of the Loan (or any portion thereof) at the LIBO Based Rate, then Administrative Agent, in the case of the circumstances described in clause (i) above, or such Lender, in the case of the circumstances described in clause (ii) above, shall give Borrower prompt notice thereof (with a copy to Administrative Agent in the case of the notice from such Lender), and the LIBO Rate Request Amount in question, in the case of the circumstances described in clause (i) above, or such Lender’s portion thereof, in the case of the circumstances described in clause (ii) above, shall bear interest, or continue to bear interest, as the case may be, at the Prime Based Rate. If at any time subsequent to Administrative Agent’s or such Lender’s giving of such notice, Administrative Agent or such Lender, as the case may be, determines that because of a change in circumstances the LIBO Based Rate is again available to Borrower, Administrative Agent or such Lender, as the case may be, shall so notify Borrower (with a copy to Administrative Agent, in the case of the notice from such Lender) and Borrower may convert the rate of interest payable under the Notes or such Lender’s Note, as the case may be, from the Prime Based Rate to the LIBO Based Rate by submitting a LIBO Rate Request in respect thereof and otherwise complying with the provisions of this Agreement with respect thereto.
     Section 3.03. Certain Compensation. Borrower shall pay directly to a Lender, immediately upon request and notwithstanding contrary provisions contained in the Mortgage or other Loan Documents, such amounts as shall, in the judgment of such Lender (which shall be conclusive so long as made on a reasonable basis), compensate it for any loss, cost or expense incurred by it as a result of (i) any payment or prepayment (under any circumstances whatsoever, whether voluntary or involuntary) of any portion of the Principal Amount bearing interest at the LIBO Based Rate on a date other than the last day of an applicable Interest Period, (ii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the rate of interest payable under such Lender’s Note from the LIBO Based Rate to the Prime Based Rate with respect to any portion of the Principal Amount then bearing interest at the LIBO Based Rate on a date other than the last day of an applicable Interest Period, (iii) the failure of all or a portion of an advance of the Loan which was to have borne interest at the LIBO Based Rate pursuant to a LIBO Rate Request to be made, (iv) any failure by Borrower to prepay any portion of the Principal Amount bearing interest at the LIBO Based Rate on the date specified in Borrower’s notice of prepayment or (v) the failure of Borrower to borrow, continue or convert in accordance with a LIBO Rate Request submitted by it, which amounts shall include, without limitation, an amount equal the Present Value (determined as hereinafter provided) of the dollar amount which is obtained by multiplying the number of days from the date of the occurrence to the last day of the applicable Interest Period by a number which is calculated by (i) multiplying the amount prepaid, converted, not advanced, not prepaid or not borrowed, as the case may be, by the excess of the LIBO Based Rate applicable thereto over the current rate for United States Treasury securities (bills on a discounted basis shall be converted to a bond equivalent) with a maturity date closest to the last day of the applicable Interest Period and (ii) dividing the product thereof by 360. For purposes of this Section, Present Value shall be determined by using the number of days during the period from the date of occurrence to and including the last day of the applicable Interest Period and using the above-referenced United States Treasury security rate. A determination by a Lender as to the amounts payable to it pursuant to this Section shall be conclusive absent manifest error.
     Section 3.04. “Lender” to Include Participants. For purposes of this Article III and of the definition of “Additional Costs” in Section 1.01, the term “Lender” shall, at each Lender’s option, be deemed to include such Lender’s present and future Participants in the Loan to the extent of each such Participant’s actual Additional Costs or other losses, costs or expenses payable pursuant to this Article III.
ARTICLE IV
CONDITIONS PRECEDENT
     Section 4.01. Conditions Precedent to Loan. Lenders shall not be obligated to make the Loan until the following conditions shall have been satisfied:
     (a) There shall exist no Default or Event of Default, and no Default or Event of Default would result from the making of the Loan;
     (b) The representations and warranties made to Administrative Agent or Lenders herein, in the other Loan Documents and in any other document, certificate or statement executed or delivered to Administrative Agent or Lenders in connection with the Loan shall be true and correct on and as of the date of the advance of the Loan with the same effect as if made on such date;
     (c) The Improvements shall not have been materially injured or damaged by fire or other casualty; and

     (d) Lenders shall have received and approved each of the following:
     (1) Loan Fees and Expenses. (i) Payment of the fees required by the Supplemental Fee Letter and (ii) payment of all fees and expenses incurred by Administrative Agent (including, without limitation, the reasonable fees and expenses of Lenders’ Counsel, Lenders’ environmental and insurance consultants, and the preparer of the appraisal required by paragraph (4) below);
     (2) Loan Documents. This Agreement and each of the other Loan Documents, duly executed by the parties thereto, and, where applicable, duly acknowledged and in proper form for recording or filing, as the case may be, and all necessary or desirable recordings and filings shall have been duly made;
     (3) Financial Statements. Current Financial Statements and such other financial data (including, without limitation, current financial statements of tenants under leases in respect of the Mortgaged Property and of parties to any of the Premises Documents, and of the guarantor(s), if any, of any such tenants or parties) as Administrative Agent shall require;
     (4) Appraisal. An independent M.A.I. appraisal of the Property and Improvements complying in all respects with the standards for real estate appraisals established pursuant to the Financial Institutions Reform, Recovery, and Enforcement Act of 1989;
     (5) Insurance Policies. The policies of insurance required by the Mortgage, together with evidence of the payment of the premiums therefor;
     (6) Hazardous Materials Report/Reliance Letter. A detailed report by a properly qualified engineer, which shall include, inter alia, a certification that such engineer has obtained and examined a list of prior owners, tenants and other users of all or any portion of the Property or any improvements thereon, and has made an on-site physical examination of the Property, and a visual observation of the surrounding areas, and has found no evidence of past or present Hazardous Materials activities or the presence of Hazardous Materials, together with, if required by Administrative Agent, a “reliance letter” addressed to Administrative Agent with respect to such report;
     (7) Title Policy. A paid title insurance policy, in the amount of $16,000,000 in ALTA 10-17-92 or other form approved by Lender’s Counsel with such endorsements as shall be reasonably requested by Lender’s Counsel, issued by the Title Insurer which shall insure the Mortgage to be a valid lien on Borrower’s interest in the premises free and clear of all defects and encumbrances except those previously received and approved by Lender’s Counsel, and shall contain (i) full coverage against mechanics’ liens (filed and inchoate), (ii) a reference to the survey but no survey exceptions except those theretofore approved by Lender’s Counsel, (iii) such affirmative insurance and endorsements as Lender’s Counsel may require, and (iv) if any such policy is dated earlier than the date of the disbursement of the Loan, an endorsement to such policy, in form approved by Lender’s Counsel, redating the policy and setting forth no additional exceptions except those approved by Lender’s Counsel; and shall be accompanied by such reinsurance agreements between the Title Insurer and title companies approved by Lender, in ALTA 1994 facultative form, as Lender may require;
     (8) Survey. A current, as-built survey of the Property, certified to Lender and the Title Insurer showing (i) the location of the perimeter of the Property by courses and distances, (ii) all easements, rights-of-way, and utility lines referred to in the title policy required by this Agreement or which actually service or cross the Property, (iii) the lines of the streets abutting the Property and the width thereof, and any established building and setback lines, (iv) encroachments and the extent thereof upon the Property, (v) the Improvements and the relationship thereof by distances to the perimeter of the Property, established building, setback and street lines and (vi) if the Property is described as being on a filed map, a legend relating the survey to said map, provided that Administrative Agent hereby acknowledges that the surveys received on or prior to the date hereof shall satisfy this requirement notwithstanding the fact that they may not be current provided that no unacceptable survey exception is taken in the title insurance policy insuring the Mortgage;
     (9) Leases and Premises Documents. Certified copies of all leases in respect of the Mortgaged Property, accompanied by, in the case of Anchors and any other leases specified by Administrative Agent, estoppel certificates from the tenants thereunder and executed notice-of-assignment letters in the form of EXHIBIT B in respect thereof; executed subordination and attornment agreements, in Administrative Agent’s usual form, in respect of such leases as Administrative Agent may require; a certified copy of the standard form of lease or contract of sale, as the case may be, Borrower will use in connection with the leasing of space in the Improvements or the sale of portions of the Property; certified copies of all Premises Documents, together with estoppel certificates from the parties thereto and a certified current rent roll for the Improvements;
     (10) Requisition. A Requisition for the advance of Loan proceeds,

     (11) Counsel Opinions. Opinions of Borrower’s counsel and local counsel (and, if required by Lender, of a local counsel selected by Lender or Lender’s Counsel) to the effects set forth on EXHIBIT C;
     (12) Organizational Documents. If Borrower, the mortgagor or grantor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a corporation, current copies of the following documents with respect to each (unless otherwise indicated):
     (i) a good-standing certificate from the jurisdiction of its incorporation and, as to Borrower and the mortgagor or grantor under the Mortgage only, from the jurisdiction in which the Property is located,
     (ii) a resolution, certified by the corporate secretary, of the shareholders or directors of the corporation authorizing the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents and any other documents to be executed, delivered or performed by said corporation (including any substitute or replacement Notes to be executed and delivered pursuant to the terms hereof), and
     (iii) a certificate of the corporate secretary as to the incumbency of the officers executing any of the documents required hereby, and, if Borrower, the mortgagor or grantor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a partnership, venture, limited liability company or trust:
     (iv) the entity’s organizational agreement and all amendments and attachments thereto, certified by a general partner, venturer, member or trustee to be true and complete,
     (v) any certificates filed or required to be filed by the entity in the jurisdictions of its formation and where the Property is located in order for it to do business in those jurisdictions, and
     (vi) evidence of the authorization of the consummation of the transactions contemplated hereby and the execution, delivery and performance of the Loan Documents and any other documents to be executed, delivered or performed by said entity (including any substitute or replacement notes to be executed and delivered pursuant to the terms hereof), and including any required consents by partners, venturers, members, trustees or beneficiaries;
     (13) Intentionally Omitted;

     (14) Permits and Approvals. Copies of the certificate(s) of occupancy for the Improvements and of any and all other authorizations (including plot plan and subdivision approvals, zoning variances, water, sewer, building and other permits) required by Governmental Authorities or otherwise necessary for the use, occupancy and operation of the Property and/or Improvements for their intended purposes in accordance with all applicable Laws;
     (15) Intentionally Omitted;
     (16) Chattel Searches. UCC searches against Borrower or other owner of the Mortgaged Property and advice from the Title Insurer to the effect that searches of proper public records disclose no leases of personalty or financing statements filed or recorded against the Mortgaged Property, Borrower or other owner of any Mortgaged Property;
     (17) Intentionally Omitted; and
     (18) Additional Documentation. Such other approvals, opinions or documents as Lender may reasonably request including, but not limited to, (i) a current certified rent roll for the Mortgaged Property and tenant estoppel letters for all Anchors, (ii) ground lessor estoppel certificates from the ground lessor with respect to the Property and (iii) current financial statements of Guarantor showing a minimum net worth of $100,000,000 (the “Net Worth Requirement”) and a minimum Unrestricted Cash and Cash Equivalents of $10,000,000 (the “Liquidity Requirement”).
     Section 4.02. Intentionally Omitted.
ARTICLE V
REPRESENTATIONS AND WARRANTIES
     Borrower and Guarantor represent and warrant to Administrative Agent and Lenders that:
     Section 5.01. Due Formation, Power and Authority. If it, the mortgagor or grantor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a corporation, partnership, venture, limited liability company or trust, each such entity is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation, is qualified to do business (if required) and is in good standing in the jurisdiction in which the Property is located, and has full power and authority to consummate the transactions contemplated hereby and to execute, deliver and perform this Agreement and any other Loan Document to which it is a party.

     Section 5.02. Legally Enforceable Agreements. Each Loan Document to which Borrower or Guarantor is a party is a legal, valid and binding obligation of such party, enforceable against Borrower or Guarantor, as the case may be, in accordance with its terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar Laws affecting creditors’ rights generally.
     Section 5.03. Financial Statements. Financial Statements have been heretofore delivered to Lenders which are true, correct and current in all respects and which fairly present the respective financial conditions of the subjects thereof as of the respective dates thereof; no material adverse change has occurred in the financial conditions reflected therein since the respective dates thereof and no borrowings (other than the Loan) which might give rise to a lien or claim against the Mortgaged Property or proceeds of the Loan have been made by Borrower or others since the dates thereof.
     Section 5.04. Compliance With Laws; Payment of Taxes. Borrower and Guarantor are in compliance with, and the transactions contemplated hereby and by the other Loan Documents do not and will not violate any provision of, or require any filing, registration, consent or approval under, any Law presently in effect having applicability to Borrower or Guarantor; Borrower has filed all tax returns (federal, state and local) required to be filed and has paid all taxes, assessments and governmental charges and levies due and payable (including those in respect of the Mortgaged Property), including interest and penalties.
     Section 5.05. Litigation. There are no actions, suits or proceedings pending or threatened against or affecting it, Guarantor, the Mortgaged Property, the validity or enforceability of the Mortgage or the priority of the lien thereof at law, in equity or before or by any Governmental Authorities except actions, suits or proceedings which have been disclosed to Administrative Agent and Lenders in writing and which are fully covered by insurance or would, if adversely determined, not substantially impair the ability of Borrower or Guarantor to pay when due any amounts which may become payable under the Notes or Guaranty or to otherwise pay and perform their respective obligations in connection with the Loan; to Borrower’s knowledge, neither it nor Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authorities.
     Section 5.06. No Conflicts or Defaults. The consummation of the transactions contemplated hereby and the performance hereof and of the other Loan Documents have not resulted and will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, by-laws, partnership agreement or other instrument to which Borrower or Guarantor is a party or by which either of them may be bound or affected.
     Section 5.07. Solvency. Borrower and Guarantor are, and upon consummation of the transactions contemplated by this Agreement, the other Loan Documents and any other related documents, will be, solvent.

     Section 5.08. Governmental Regulation. Borrower is not subject to regulation under the Investment Company Act of 1940 or any Law limiting its ability to incur indebtedness for money borrowed as contemplated hereby.
     Section 5.09. Insurance. Borrower has in force, and has paid the premiums in respect of, all of the insurance required by the Mortgage.
     Section 5.10. ERISA. Neither Borrower nor Guarantor nor any other Person, including any fiduciary, has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject Borrower or Guarantor or any Person whom they have an obligation to indemnify to any tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA; neither Borrower nor Guarantor nor any ERISA Affiliate maintains, contributes to or has any liability with respect to a Multiemployer Plan or any other plan subject to Title IV of ERISA; each Employee Benefit Plan is administered in accordance with its terms and in compliance with all applicable Laws, including any reporting requirements; each Pension Plan intending to qualify under Section 401(a) or 401(k) of the Code does so qualify; there is no lien outstanding or security interest given in connection with a Pension Plan; neither Borrower nor Guarantor nor any ERISA Affiliate has any liability with respect to an accumulated funding deficiency (whether or not waived) under Section 412 of the Code or Section 302 of ERISA; neither Borrower nor Guarantor has any liability for retiree medical or death benefits (contingent or otherwise) other than as required by Section 4980B of the Code; and no part of the funds to be used by Borrower or Guarantor in satisfaction of their respective obligations under this Agreement and the other Loan Documents constitute “plan assets” of any “employee benefit plan” within the meaning of ERISA or of any “plan” within the meaning of Section 4975(e)(1) of the Code, as interpreted by the Internal Revenue Service and the United States Department of Labor in rules, regulations, releases or bulletins or as interpreted under applicable case law.
     Section 5.11. Other Documents. The Major Leases and Premises Documents are unmodified and in full force and effect, there are no defaults (or events which with notice or the passage of time, or both, would constitute such a default) under any thereof and all conditions to the effectiveness and continuing effectiveness thereof required to be satisfied as of the date hereof have been satisfied.
     Section 5.12. No Defaults. There exists no Default or Event of Default.
     Section 5.13. Accuracy of Information; Full Disclosure. Neither this Agreement nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings furnished by or on behalf of Borrower or Guarantor to Lender in connection with the negotiation of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby, or required herein or by the other Loan Documents to be furnished by or on behalf of Borrower or Guarantor, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading; there is no fact which Borrower has not disclosed to Administrative Agent and Lenders in writing which materially affects adversely nor, so far as Borrower can now foresee, will materially affect adversely any of the Mortgaged Property or the business affairs or financial condition of Borrower or Guarantor, or the ability of Borrower or Guarantor to perform this Agreement and the other Loan Documents.
     Section 5.14. Separate Tax and Zoning Lot. Each Mortgaged Property constitutes a distinct parcel for purposes of zoning and of taxes, assessments and impositions (public or private) and are not otherwise considered as part of a larger single lot for purposes of zoning or of taxes, assessments or impositions (public or private).
     Section 5.15. The Improvements. There are no structural defects in the Improvements or violations of any requirement of any Governmental Authorities with respect thereto; the use, occupancy and operation of the Improvements comply with all applicable permits and restrictive covenants affecting the Mortgaged Property, as well as with the Premises Documents and with all zoning, building, environmental, ecological, landmark, subdivision and other Laws, and all requirements for such use, occupancy and operation have been satisfied; there exist a sufficient number of parking spaces necessary to satisfy the requirements of the Premises Documents and any leases and all zoning and other applicable legal requirements with respect to the Mortgaged Property, and all required landscaping, sidewalks and other amenities, and all off-site improvements, related to the Improvements have been completed.
     Section 5.16. Utility Services. All utility services necessary for the use and operation of the Improvements for their intended purposes are available and servicing the Property, including water supply, storm and sanitary sewer, gas, electric power and telephone facilities.
     Section 5.17. Creation of Liens. It has entered into no contract or arrangement of any kind the performance of which by the other party thereto would give rise to a lien on the Mortgaged Property or any part thereof.
     Section 5.18. Roads. All roads necessary for the full utilization of the Improvements for their intended purposes have been completed and dedicated to public use and accepted by all appropriate Governmental Authorities.
     Section 5.19. Requisition as Reaffirmation. Each Requisition submitted to Administrative Agent, and the receipt of the funds requested thereby, shall constitute an affirmation by Borrower that the representations and warranties contained herein and in the other Loan Documents remain true and correct as of the respective dates of such Requisitions.
     Section 5.20. Patriot Act.
     (a) As of the date hereof, none of the funds or other assets of Borrower or of any of its direct or indirect owners (including Guarantor) constitute property of, or are beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under United States Law, including those who are covered by the International Emergency Economic Powers Act, 50 U.S.C. §§1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (an “Embargoed Person”) with the result that the investment in Borrower (whether directly or indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law; (ii) no Embargoed Person has any interest of any nature whatsoever (whether directly or indirectly) in Borrower with the result that the investment in Borrower (whether directly or indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law; and (iii) none of the funds of Borrower have been derived from any unlawful activity with the result that the investment in Borrower (whether directly or indirectly) is prohibited by such applicable Law or the Loan is in violation of such Law.
     (b) Neither Borrower nor any of its direct or indirect owners (including Guarantor) is in violation of the U.S. Federal Bank Secrecy Act, as amended, and its implementing regulations (31 CFR part 103), the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and the regulations promulgated thereunder, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), or any other anti-money laundering Law.
     (c) Neither Borrower nor any if its direct or indirect owners (including Guarantor) is a Person with whom United States Persons are restricted from doing business with under (a) regulations issued by OFAC (including those persons and entities named on OFAC’s Specially Designated Nationals and Blocked Persons list) or under any United States Law (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or (b) any other Law. Without limiting the foregoing, Borrower is not presently funding its obligations hereunder with funds from any of the Persons referred to in this paragraph (c).
ARTICLE VI
COVENANTS OF BORROWER
     Borrower covenants and agrees with Administrative Agent and Lenders that it will promptly:
     Section 6.01. Compliance with Laws; Payment of Taxes. Comply with all Laws applicable to it or the Mortgaged Property, or any part thereof, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments and governmental charges imposed on it or the Mortgaged Property, or any part thereof, and promptly furnish Administrative Agent with reports of any official searches made by Governmental Authorities and any claims of violations thereof.
     Section 6.02. Leases and Premises Documents. Not enter into any Major Lease without the prior written consent of Administrative Agent, not to be unreasonably withheld or delayed; and deliver to Administrative Agent certified copies of all leases in respect of the Mortgaged Property and all Premises Documents and all amendments to any thereof (in any case, whether executed before or after the date hereof) together with

(i) if requested by Administrative Agent, current financial statements of the tenants thereunder or parties thereto as the case may be, and of the guarantor(s), if any, of such tenants or parties and (ii) in the case of all Major Leases, a notice-of-assignment letter in the form of EXHIBIT B; and keep all Premises Documents and, except as may be permitted by the Mortgage, all leases in full force and effect.
     Section 6.03. Continuing Accuracy of Representations and Warranties. Cause all of the representations and warranties made to Administrative Agent or Lenders herein and in the other Loan Documents to be continuously true and correct.
     Section 6.04. Covenants, Restrictions and Easements. Comply with all restrictions, covenants and easements affecting the Mortgaged Property or the Improvements and cause the satisfaction of all conditions hereof.
     Section 6.05. Guarantor Financial Covenants. Cause Guarantor to comply at all times with the Liquidity Requirement and the Net Worth Requirement.
     Section 6.06. Financial Covenants. At all times not permit or allow (i) the Principal Amount to exceed 65% of the appraised value of the Mortgaged Property (the “Loan to Value Test”) as determined by an independent appraisal conducted at Borrower’s expense by an appraiser selected by Administrative Agent, which appraisal shall be conclusive as to value absent manifest error, provided, however, that Borrower shall not be obligated to pay for more than one (1) appraisal per any twelve (12) consecutive month period so long as no Event of Default exists or (ii) Net Operating Income to be less than 140% of debt service on the Principal Amount (the “DSC Test”). For purposes of determining compliance with the DSC Test, Net Operating Income shall be calculated on a semi-annual basis using six months’ actual figures and the projected figures for the next succeeding six months and debt service shall be calculated using an interest rate equal to the greater of (a) the actual interest rate; (b) the Treasury Rate plus 225 basis points or (c) an interest rate equal to 8.0% and a (25) year equal payment self liquidating amortization schedule. For purposes of determining compliance with the Loan to Value Test, a new appraisal shall not be required for each advance provided the appraisal required in connection therewith shall not be more than twelve (12) months old and any required reappraisals shall be made at Borrower’s expense, subject to the limitation set forth in clause (i) above. Failure to comply with the Loan to Value Test or the DSC Test shall not constitute an Event of Default under the Mortgage and hereunder if, within forty-five (45) days of the date upon which Mortgagor receives written notice from Administrative Agent of Borrower’s non-compliance thereof (the “Notice Date”), Mortgagor complies with the provisions of this Section 6.06, by either (i) partially prepaying the Note and the Hedging Agreement and all applicable prepayment or other charges, if any, provided for in the Note so that Borrower is in compliance herewith or (ii) delivering to Administrative Agent cash, a letter of credit from a financial institution acceptable to Administrative Agent, or such other collateral as may be acceptable to Lender in its sole discretion in an amount equal to the amount that would have been required to have been prepaid pursuant to (i) above in order to cure such default.

     Section 6.07. Payment of Costs. Pay all costs and expenses required for the satisfaction of the conditions hereof, including, without limitation (i) all document and stamp taxes, recording and filing expenses and fees and commissions lawfully due to brokers in connection with the transactions contemplated hereby, (ii) any taxes, insurance premiums, liens, security interests or other claims or charges against the Property or Improvements and (iii) all costs of completion of the work to be performed by Borrower in space to be occupied in the Improvements (including public space) to permit the lawful occupancy thereof for the purposes contemplated by actual or prospective lessees or owners of such space as set forth in the individual leases, subleases or purchase contracts thereof or in detailed work letters or other agreements or letters of intent with respect thereto, or, in cases where there are no such leases, subleases, contracts, work letters or other documents as aforesaid, as set forth in Borrower’s standard work letter or the standard form of lease or contract, if any, required by paragraph (9) of Section 4.01(d), or, in cases where none of the foregoing exists, to the level of building standard in accordance with industry practices, as conclusively determined by Administrative Agent.
     Section 6.08. Brokers. Indemnify Administrative Agent and Lenders against claims of brokers arising by reason of the execution hereof or the consummation of the transactions contemplated hereby.
     Section 6.09. Correction of Defects. Upon demand of Administrative Agent, correct any defects (including structural) in the Improvements.
     Section 6.10. Intentionally Omitted.
     Section 6.11. Reporting and Miscellaneous Document Requirements. Furnish directly to each Lender:
     (1) Semi-Annual Financial Statements of Borrower. On a semi-annual basis, as soon as available and in any event within ninety (90) days after the end of each applicable semi-annual period, Financial Statements of Borrower, in reasonable detail (including detailed balance sheet, income statement, cash flow statement and one-year projections) and stating in comparative form the respective figures for the corresponding date and period in the prior semi-annual period;
     (2) Annual Financial Statements of Borrower. On a annual basis, as soon as available and in any event within ninety (90) days after the end of each applicable annual period, Financial Statements of Borrower, in reasonable detail (including detailed balance sheet, income statement, cash flow statement and one-year projections) and stating in comparative form the respective figures for the corresponding date and period in the prior annual period;
     (3) Quarterly and Annual Financial Statements of Acadia Realty Trust. As soon as available and in any event within one hundred (100) days after the end of each calendar quarter and Fiscal Year, Financial Statements of Acadia Realty Trust, a Maryland real estate investment trust (“Sponsor”), which is the parent of

Guarantor, as of the end of and for such calendar quarter and Fiscal Year, in reasonable detail (including detailed balance sheet, income statement, cash flow statement, and contingent liability schedule) and stating in comparative form the respective figures for the corresponding date and period in the prior Fiscal Year, audited (with respect to the annual financial statements only) by BDO Seidman or one of the so-called “Big Four” accounting firms or another firm of certified public accountants reasonably acceptable to Administrative Agent , provided that, notwithstanding the foregoing, so long as Sponsor timely files 10Q and 10K reports with the Securities and Exchange Commission, Sponsor shall have complied with this clause (3);
     (4) Covenant Compliance Certificates. Within sixty (60) days after the end of each fiscal quarter, Guarantor shall submit to Lender a Covenant Compliance Certificate certified by a principal financial or accounting officer or general partner, as the case may be, in the Form of EXHIBIT E-1 hereto certifying, on the basis of Guarantor’s unaudited financial statements, that Guarantor has met the Liquidity Requirement for the applicable period. As soon as available and in any event within one hundred (100) days after the end of each Fiscal Year, Guarantor shall submit to Lender a Covenant Compliance Certificate certified by a principal financial or accounting officer or general partner, as the case may be, in the Form of EXHIBIT E-2 hereto certifying, on the basis of Guarantor’s audited Financial Statements as of the end of and for such Fiscal Year, that Guarantor has met the Net Worth Requirement and the Liquidity Requirement;
     (5) Notice of Litigation. Promptly after the commencement and knowledge thereof, notice of all actions, suits, and proceedings before any court or arbitrator or any Governmental Authority, affecting (i) Borrower which, if determined adversely to Borrower are likely to result in a Material Adverse Change or (ii) all or any portion of the Mortgaged Property under any Mortgage;
     (6) Notices of Defaults and Events of Default. As soon as possible and in any event within ten (10) days after Borrower becomes aware of the occurrence of a Default or any Event of Default, a written notice setting forth the details of such Default or Event of Default and the action which is proposed to be taken with respect thereto;
     (7) Material Adverse Change. As soon as is practicable and in any event within five (5) days after knowledge of the occurrence of any event or circumstance which is likely to result in or has resulted in a Material Adverse Change, written notice thereof;
     (8) Offices. Thirty (30) days’ prior written notice of any change in the chief executive office or principal place of business of Borrower;
     (9) Environmental and Other Notices. As soon as possible and in any event within ten (10) days after receipt, copies of (i) all Environmental Notices received by Borrower which are not received in the ordinary course of business and which relate to any Property or a situation which is likely to result in a Material Adverse Change and (ii) all reports of any official searches made by any Governmental Authority having jurisdiction over any Property or the Improvements thereon, and of any claims of violations thereof;
     (10) Insurance Coverage. Promptly, such information concerning Borrower’s insurance coverage as Administrative Agent may reasonably request;
     (11) Bankruptcy of Tenants. Promptly after becoming aware of the same, written notice of the bankruptcy, insolvency or cessation of operations of any tenant in the Improvements on any Property to which 5% or more of the aggregate minimum rent from such Improvements is attributable;
     (12) Leasing Reports and Property Information. (i) Upon request by Administrative Agent, but no more often than quarterly, an updated rent roll, leasing report, and operating and cash statements for each Property and (ii) (ii) as soon as available and in any event within ninety (90) days after the end of each Fiscal Year, tenant sales report for each Property, to the extent Borrower is entitled to receive same pursuant to the terms of the respective leases; and
     (13) General Information. Promptly, such other information respecting the condition or operations, financial or otherwise, of Borrower, Guarantor or any Properties of Borrower as Administrative Agent may from time to time reasonably request.
ARTICLE VII
ADMINISTRATIVE AGENT; RELATIONS AMONG LENDERS
     Section 7.01. Appointment, Powers and Immunities of Administrative Agent. Each Lender hereby irrevocably appoints and authorizes Administrative Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to Administrative Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document or required by Law, and shall not by reason of this Agreement be a fiduciary or trustee for any Lender except to the extent that Administrative Agent acts as an agent with respect to the receipt or payment of funds, nor shall Administrative Agent have any fiduciary duty to Borrower nor shall any Lender have any fiduciary duty to Borrower or any other Lender. No implied covenants, responsibilities, duties, obligations or liabilities shall be read into this Agreement or otherwise exist against Administrative Agent. Neither Administrative Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be responsible to Lenders for any recitals, statements, representations or warranties made by Borrower or any officer, partner or official of Borrower or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, for the perfection or priority of any lien securing the obligations hereunder or thereunder or for any failure by Borrower or any Guarantor to perform any of its obligations hereunder or thereunder. Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither Administrative Agent nor any of its directors, officers, employees, agents, attorneys-in-fact or affiliates shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct.
     Section 7.02. Reliance by Administrative Agent. Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Administrative Agent. Administrative Agent may deem and treat each Lender as the holder of its Note and interest in the Loan for all purposes hereof and shall not be required to deal with any Person who has acquired a Participation in the Loan from a Lender. As to any matters not expressly provided for by this Agreement or any other Loan Document, Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of Lenders and any other holder of all or any portion of the Loan or Participation therein.
     Section 7.03. Defaults. Administrative Agent shall not be deemed to have knowledge of the occurrence of a Default or of an Event of Default unless Administrative Agent has actual knowledge thereof or has received notice from a Lender or Borrower specifying such Default or Event of Default and stating that such notice is a “Notice of Default.” In the event that Administrative Agent has such actual knowledge or receives such a notice of the occurrence of a Default or Event of Default, Administrative Agent shall give prompt notice thereof to Lenders. Administrative Agent shall promptly send to each Lender a copy of any notice of a Default or Event of Default that Administrative Agent sends to Borrower or Guarantor. Administrative Agent, following consultation with Lenders, shall (subject to Section 7.07) take such action with respect to such Default or Event of Default which is continuing, including with respect to the exercise of remedies or the realization on, or operation or disposition of, any or all of the Mortgaged Property or any other collateral for the Loan, as shall be directed by the Required Lenders; provided, however, that, unless and until Administrative Agent shall have received such directions, Administrative Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interest of Lenders. In no event shall Administrative Agent be required to take any such action which it determines would be contrary to the Loan Documents or to Law. Each of Lenders acknowledges and agrees that no individual Lender may separately enforce or exercise any of the provisions of any of the Loan Documents (including, without limitation, the Notes) other than through Administrative Agent.
     Section 7.04. Rights of Administrative Agent as Lender. With respect to its Note and interest in the Loan, Administrative Agent in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Administrative Agent, and the terms “Lender” and “Lenders” shall include Administrative Agent in its capacity as a Lender. Administrative Agent and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, Borrower or Guarantor (and any affiliates of them) as if it were not acting as Administrative Agent.
     Section 7.05. Sharing of Costs by Lenders; Indemnification of Administrative Agent. Each Lender shall pay its ratable share, based on the respective outstanding principal balances under its Note and the other Notes, of any expenses incurred (and not paid or reimbursed by Borrower after demand for payment is made by Administrative Agent) by or on behalf of Lenders in connection with any Default or Event of Default, including, without limitation, costs of enforcement of the Loan Documents and any advances to pay taxes or insurance premiums, to complete the Improvements or otherwise to preserve the lien of the Mortgage or to preserve or protect the Mortgaged Property. In the event a Lender fails to pay its share of expenses as aforesaid, and all or a portion of such unpaid amount is paid by Administrative Agent and/or one or more of the other Lenders, then the defaulting Lender shall reimburse Administrative Agent and/or the other Lender(s) for the portion of such unpaid amount paid by it or them, as the case may be, together with interest thereon at the Prime Based Rate from the date of payment by Administrative Agent and/or the other Lender(s). In addition, each Lender agrees to reimburse and indemnify Administrative Agent (to the extent it is not paid by on or behalf of Borrower, after demand for payment is made by Administrative Agent, under Section 8.13 or under the applicable provisions of any other Loan Document, but without limiting the obligation of Borrower under said Section 8.13 or such provisions), for such Lender’s ratable share, based upon the respective outstanding principal balances under its Note and the other Notes, of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Section 8.13 or under the applicable provisions of any other Loan Document) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided, however, that no Lender shall be liable for (i) any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified or (ii) any loss of principal or interest with respect to Administrative Agent’s Note or interest in the Loan.

     Section 7.06. Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance on Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own analysis of the collateral for the Loan and of the credit of Borrower and Guarantor, and its own decision to enter into this Agreement, and that it will, independently and without reliance upon Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. Administrative Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties (including, without limitation, the Properties) or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to Lenders by Administrative Agent hereunder, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or Guarantor (or any affiliate of them) which may come into the possession of Administrative Agent or any of its affiliates. Administrative Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Loan Document or any document or instrument referred to herein or therein, to anyone.
     Section 7.07. Failure of Administrative Agent to Act. Except for action expressly required of Administrative Agent hereunder, Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of Lenders under Section 7.05 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. If any indemnity furnished to Administrative Agent for any purpose shall, in the opinion of Administrative Agent, be insufficient or become impaired, Administrative Agent may call for additional indemnity and cease, or not commence, the action indemnified against until such additional indemnity is furnished.
     Section 7.08. Resignation or Removal of Administrative Agent. Administrative Agent may be removed at any time with cause by the Required Lenders, provided that Borrower and the other Lenders shall be promptly notified thereof. Upon such resignation or removal of Administrative Agent, the Required Lenders shall have the right to appoint a successor Administrative Agent, which successor Administrative Agent shall (provided there exists no Event of Default) be subject to Borrower’s approval, such approval not to be unreasonably withheld or delayed. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within twenty (20) days after the resignation or the Required Lenders’ removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of Lenders, appoint a successor Administrative Agent, which shall be one of Lenders, within ten (10) days. The Required Lenders or the retiring Administrative Agent, as the case may be, shall upon the appointment of a successor Administrative Agent promptly so notify Borrower and the other Lenders. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VII shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.
     Section 7.09. Amendments Concerning Agency Function. Notwithstanding anything to the contrary contained in this Agreement, Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties, rights, and/or function hereunder or thereunder unless it shall have given its prior written consent thereto.
     Section 7.10. Liability of Administrative Agent. Administrative Agent shall not have any liabilities or responsibilities to Borrower on account of the failure of any Lender to perform its obligations hereunder or to any Lender on account of the failure of Borrower to perform its obligations hereunder or under any other Loan Document.
     Section 7.11. Transfer of Agency Function. Without the consent of Borrower or any Lender, Administrative Agent may at any time or from time to time transfer its functions as Administrative Agent hereunder to any of its offices wherever located in the United States, provided that Administrative Agent shall promptly notify Borrower and Lenders thereof.
     Section 7.12. Non-Receipt of Funds by Administrative Agent; Adjustments.
     (a) Unless Administrative Agent shall have received notice from a Lender or Borrower (either one as appropriate being the “Payor”) prior to the date on which such Lender is to make payment hereunder to Administrative Agent of Loan proceeds or Borrower is to make payment to Administrative Agent, as the case may be (either such payment being a “Required Payment”), which notice shall be effective upon receipt, that the Payor will not make the Required Payment in full to Administrative Agent, Administrative Agent may assume that the Required Payment has been made in full to Administrative Agent on such date, and Administrative Agent in its sole discretion may, but shall not be obligated to, in reliance upon such assumption, make the amount thereof available to the intended recipient on such date. If and to the extent the Payor shall not have in fact so made the Required Payment in full to Administrative Agent, the recipient of such payment shall repay to Administrative Agent forthwith on demand such amount made available to it together with interest thereon, for each day from the date such amount was so made available by Administrative Agent until the date Administrative Agent recovers such amount, at the Federal Funds Rate.
     (b) If, after Administrative Agent has paid each Lender’s share of any payment received or applied by Administrative Agent in respect of the Loan, that payment is rescinded or must otherwise be returned or paid over by Administrative

Agent, whether pursuant to any bankruptcy or insolvency Law, sharing of payments clause of any loan agreement or otherwise, such Lender shall, at Administrative Agent’s request, promptly return its share of such payment or application to Administrative Agent, together with such Lender’s proportionate share of any interest or other amount required to be paid by Administrative Agent with respect to such payment or application. In addition, if a court of competent jurisdiction shall adjudge that any amount received and distributed by Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to Administrative Agent its share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.
     Section 7.13. Withholding Taxes. Each Lender represents that it is entitled to receive any payments to be made to it hereunder without the withholding of any tax and will furnish to Administrative Agent such forms, certifications, statements and other documents as Administrative Agent may reasonably request from time to time to evidence such Lender’s exemption from the withholding of any tax imposed by any jurisdiction or to enable Administrative Agent to comply with any applicable Laws relating thereto. Without limiting the effect of the foregoing, if any Lender is not created or organized under the Laws of the United States or any state thereof, such Lender will furnish to Administrative Agent Form W-8ECI or Form W-8BEN of the U.S. Internal Revenue Service, or such other forms, certifications, statements or documents, duly executed and completed by such Lender, as evidence of such Lender’s complete exemption from the withholding of United States tax with respect thereto. Administrative Agent shall not be obligated to make any payments hereunder to such Lender in respect of the Loan until such Lender shall have furnished to Administrative Agent the requested form, certification, statement or document.
     Section 7.14. Sharing of Payments among Lenders. If a Lender shall obtain payment of any principal of its Note or of interest thereon through the exercise of any right of setoff, banker’s lien or counterclaim, or by any other means (including direct payment), and such payment results in such Lender receiving a greater payment than it would have been entitled to had such payment been paid directly to Administrative Agent for disbursement to Lenders, then such Lender shall promptly purchase for cash from the other Lenders Participations in the Loan in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share ratably the benefit of such payment. To such end Lenders shall make appropriate adjustments among themselves (by the resale of Participations sold or otherwise) if such payment is rescinded or must otherwise be restored.
     Section 7.15. Possession of Documents. Each Lender shall maintain possession of its own Note. Administrative Agent shall hold all other Loan Documents and related documents in its possession and maintain separate records and accounts with respect to the Loan, reflecting the interests of Lenders in the Loan, and shall permit Lenders and their representatives access at all reasonable times to inspect such Loan Documents, related documents, records and accounts.

ARTICLE VIII
GENERAL CONDITIONS AND PROVISIONS
     Section 8.01. Disbursement Not Waiver. The disbursement by Lenders of the Loan made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Lenders, shall not constitute a waiver by Lenders of the requirement that all conditions, including the non-performed conditions, shall be satisfied.
     Section 8.02. No Third-Party Beneficiaries. This Agreement is solely for the benefit of Administrative Agent, Lenders and Borrower. All conditions of the obligations of Lenders hereunder are imposed solely and exclusively for the benefit of Lenders and may be freely waived or modified in whole or in part by Lenders at any time if in their sole discretion it deems it advisable to do so, and no person other than Borrower (provided, however, that all conditions have been satisfied) shall have standing to require Lenders to disburse the Loan or to be a beneficiary of this Agreement.
     Section 8.03. Documentation Etc. Satisfactory. All documentation and proceedings deemed by Administrative Agent or Lenders’ Counsel to be necessary or required in connection herewith and the documents relating hereto shall be subject to the prior approval of, and satisfactory to, both of them as to form and substance. In addition, the Persons responsible for the execution and delivery of, and signatories to, all of such documentation, shall be acceptable to, and subject to the approval of, Administrative Agent and Lenders’ Counsel. Administrative Agent or Lenders’ Counsel shall receive copies, certified if requested by either of them, of all documents which they may require in connection with the transactions contemplated hereby.
     Section 8.04. Lender’s Determination Conclusive. Administrative Agent shall, at all times, be free to independently establish to its satisfaction and in its absolute discretion the existence or nonexistence of any fact or facts the existence or nonexistence of which is a condition hereof.
     Section 8.05. Notices. Except as expressly provided otherwise, all notices, demands, consents, approvals and statements required or permitted hereunder shall be in writing and shall be deemed to have been sufficiently given or served for all purposes when presented personally, three (3) days after mailing by registered or certified mail, postage prepaid, or one (1) day after delivery to a nationally recognized overnight courier service providing evidence of the date of delivery, addressed to a party at its address on the signature page hereof or of the applicable Assignment and Assumption Agreement, or at such other address of which a party shall have notified the party giving such notice in writing in accordance with the foregoing requirements.
     Section 8.06. Amendments and Waivers. No amendment or material waiver of any provision of this Agreement or any other Loan Document, nor consent to any material departure by Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the party against whom such amendment, waiver or consent is sought to be enforced (it being understood, however, that the signatures of the Required Lenders and, solely for purposes of its acknowledgement thereof, Administrative Agent, shall be sufficient to bind Lenders to any such amendment, waiver or consent), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all Lenders, do any of the following: (i) reduce the principal of, or interest on, the Notes or any fees due hereunder or any other amount due hereunder or under any other Loan Document; (ii) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees due hereunder or under any other Loan Document; (iii) change the definition of Required Lenders; (iv) release any material portion of the Mortgaged Property or other collateral for the Loan other than in accordance with the Loan Documents; (v) amend this Section or any other provision requiring the consent of all Lenders; (vi) release, in whole or in part, any Guarantor other than in accordance with the Loan Documents; or (vii) increase the Loan Amount. Without limiting the foregoing, acceptance by Administrative Agent or Lenders of any sum required to be paid pursuant hereto or any other Loan Document, after its due date, or in an amount less than the sum then due, shall not constitute a waiver by Administrative Agent or Lenders of their right to require prompt payment when due of all other such sums or to declare a default or to exercise such other rights provided herein or in the other Loan Documents for such late or reduced payment.
     All communications from Administrative Agent to Lenders requesting Lenders’ determination, consent, approval or disapproval (i) shall be given in the form of a written notice to each Lender, (ii) shall be accompanied by or include a description or copy of the matter or thing as to which such determination, approval, consent or disapproval is requested and (iii) shall include Administrative Agent’s recommended course of action or determination in respect thereof. Each Lender shall reply promptly, but in any event within ten (10) Business Days (or five (5) Business Days with respect to any decision to accelerate or stop acceleration of the Loan) after receipt of the request therefor by Administrative Agent (the “Lender Reply Period”). Unless a Lender shall give written notice to Administrative Agent that it objects to the recommendation or determination of Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have approved or consented to such recommendation or determination.
     Section 8.07. Assignment; Participation. Any Lender may at any time grant to one or more banks or other institutions not affiliated with Borrower or Guarantor (each a “Participant”) participating interests in its Pro Rata Share of the Loan (the “Participations”). In the event of any such grant by a Lender of a Participation to a Participant, such Lender shall remain responsible for the performance of its obligations hereunder, and Borrower and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations hereunder. Any agreement pursuant to which any Lender may grant a Participation shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower hereunder and under any other Loan Document, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver described in clauses (i) through (vii) of Section 8.06 without the consent of the Participant.
     Upon request by Borrower, each Lender agrees to provide Borrower with notice of all Participations sold by such Lender. Borrower agrees to provide all assistance reasonably requested by a Lender to enable such Lender to sell Participations as aforesaid, or make assignments of its interest in the Loan as hereinafter provided in this Section.
     A Lender may at any time assign to any bank or other institution not affiliated with Borrower or Guarantor with the consent of Administrative Agent, which consents shall not be unreasonably withheld or delayed (such assignee, a “Consented Assignee”), or to one or more banks or other institutions which are majority owned subsidiaries of a Lender or of the parent of a Lender (each Consented Assignee or subsidiary bank or institution, an “Assignee”) all or a proportionate part of all of its rights and obligations under this Agreement and its Note, and such Assignee shall assume rights and obligations, pursuant to an Assignment and Assumption Agreement executed by such Assignee and the assigning Lender, provided that, after giving effect to such assignment, in each case, the Assignee’s portion of the Loan and, in the case of a partial assignment of a Lender’s interest, the assigning Lender’s portion of the Loan will each be equal to or greater than $5,000,000. Upon (i) execution and delivery of such instrument, (ii) payment by such Assignee to the assigning Lender of an amount equal to the purchase price agreed between such Lender and such Assignee and (iii) payment by such Assignee to Administrative Agent of a fee, for Administrative Agent’s own account, in the amount of $3,500, such Assignee shall be a party to this Agreement and shall have all the rights and obligations of a Lender as set forth in such Assignment and Assumption Agreement, and the assigning Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this paragraph, substitute notes, in the form of EXHIBIT D, shall be issued to the assigning Lender (in the case of a partial assignment) and Assignee by Borrower, in exchange for the return of the assigning Lender’s original Note. All such substitute notes shall constitute “Notes” and the obligations evidenced by such substitute notes shall constitute obligations secured by the Mortgage. In connection with Borrower’s execution of substitute notes as aforesaid, Borrower shall deliver to Administrative Agent such evidence of the due authorization, execution and delivery of the substitute notes and any related documents as Administrative Agent may reasonably request. If the Assignee is not incorporated under the Laws of the United States or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account, deliver to Borrower and Administrative Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 7.13.
     Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with assignments in accordance with the foregoing provisions of this Section.
     Any Lender may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Lender from its obligations hereunder.
     Borrower recognizes that in connection with a Lender’s selling of Participations or making of assignments, any or all documentation, financial statements, appraisals and other data, or copies thereof, relevant to Borrower, Guarantor or the Loan may be exhibited to and retained by any such Participant or Assignee or prospective Participant or Assignee.
     Section 8.08. Setoff. In addition to (and without limitation of) any right of setoff, bankers’ lien or counterclaim Administrative Agent or any Lender may otherwise have, Administrative Agent and each Lender shall be entitled, but only with the prior consent of Administrative Agent, to offset balances (general or special, time or demand, provisional or final) held by it for the account of Borrower at any of Administrative Agent’s or such Lender’s offices against any amount payable by Borrower to Administrative Agent or such Lender hereunder or under any other Loan Document which is not paid when due (regardless of whether such balances are then due to Borrower), in which case it shall promptly notify Borrower and (in the case of a Lender) Administrative Agent thereof; provided, however, that Administrative Agent’s or such Lender’s failure to give such notice shall not affect the validity thereof. Payments by Borrower hereunder or under the other Loan Documents shall be made without setoff or counterclaim.
     Section 8.09. Successors and Assigns. Except as herein provided, this Agreement shall be binding upon and inure to the benefit of Borrower, Administrative Agent and Lenders and their respective heirs, personal representatives, successors and assigns. Notwithstanding the foregoing, Borrower, without the prior written consent of Lender in each instance, may not assign, transfer or set over to another, in whole or in part, all or any part of its benefits, rights, duties and obligations hereunder, including, but not limited to, performance of and compliance with conditions hereof and the right to receive the proceeds of the Loan.
     Section 8.10. Severability. The provisions hereof are intended to be severable. Any provisions hereof, or the application thereof to any Person or circumstance, which, for any reason, in whole or in part, is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof (or the remaining portions of such provision) or the application thereof to any other Person or circumstance, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision (or portion thereof) or the application thereof to any Person or circumstance in any other jurisdiction.

     Section 8.11. Non-Waiver; Remedies Cumulative. No failure or delay on Lender’s part in exercising any right, remedy, power or privilege (hereinafter in this Section, each a “Remedy”) hereunder or under any of the other Loan Documents shall operate as a waiver of any such Remedy or shall be deemed to constitute Administrative Agent’s or any Lender’s acquiescence in any default by Borrower or Guarantor under any of said documents. A waiver by Administrative Agent or any Lender of any Remedy hereunder or under any of the other Loan Documents on any one occasion shall not be construed as a bar to any other or future exercise thereof or of any other Remedy. The Remedies provided in said documents are cumulative, may be exercised singly or concurrently and are not exclusive of any Remedies provided therein or by Law.
     Section 8.12. Certain Waivers. Borrower hereby irrevocably and unconditionally waives (i) promptness and diligence, (ii) notice of any actions taken by Administrative Agent or any Lender hereunder or under any other Loan Document or any other agreement or instrument relating hereto or thereto except to the extent otherwise provided herein, (iii) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of Borrower’s obligations hereunder and under the other Loan Documents, the omission of or delay in which, but for the provisions of this Section, might constitute grounds for relieving Borrower of any of its obligations hereunder or under the other Loan Documents, (iv) any requirement that Administrative Agent or any Lender protect, secure, perfect or insure any lien on any collateral for the Loan or exhaust any right or take any action against Borrower, Guarantor or any other Person or against any collateral for the Loan, (v) any right or claim of right to cause a marshalling of Borrower’s assets and (vi) all rights of subrogation or contribution, whether arising by contract or operation of law or otherwise by reason of payment by Borrower pursuant hereto or to any other Loan Document. BORROWER FURTHER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING BROUGHT BY OR ON BEHALF OF ADMINISTRATIVE AGENT OR LENDERS WITH RESPECT TO THIS AGREEMENT, THE NOTES OR OTHERWISE IN RESPECT OF THE LOAN, ANY AND EVERY RIGHT BORROWER MAY HAVE TO (W) INJUNCTIVE RELIEF, (X) A TRIAL BY JURY, (Y) INTERPOSE ANY COUNTERCLAIM THEREIN, OTHER THAN A COMPULSORY COUNTERCLAIM, AND (Z) HAVE THE SAME CONSOLIDATED WITH ANY OTHER OR SEPARATE SUIT, ACTION OR PROCEEDING. NOTHING CONTAINED IN THE IMMEDIATELY PRECEDING SENTENCE SHALL PREVENT OR PROHIBIT BORROWER FROM INSTITUTING OR MAINTAINING A SEPARATE ACTION AGAINST ADMINISTRATIVE AGENT OR LENDERS WITH RESPECT TO ANY ASSERTED CLAIM.
     Section 8.13. Expenses; Indemnification. The Loan shall be made without cost to Lender. Borrower covenants and agrees to pay all costs, expenses and charges (including, without limitation, all fees and charges of engineers, appraisers and Lenders’ Counsel) incurred by Administrative Agent or any Lender in connection with (i) the preparation for and consummation of the transactions contemplated hereby or for the performance hereof and of the other Loan Documents, and for any services which may be required in addition to those normally and reasonably contemplated hereby and (ii) the enforcement hereof or of any or all of the other Loan Documents; provided, however, that Borrower shall not be responsible for (1) the fees and expenses of legal counsel for Lenders other than BofA incurred in connection with said counsel’s review of this Agreement and the other Loan Documents prior to execution and (2) costs, expenses and charges incurred by Administrative Agent and Lenders in connection with the administration or syndication of the Loan. If Borrower fails to pay promptly any costs, charges or expense required to be paid by it as aforesaid, and Administrative Agent or any Lender pays such costs, charges or expenses, Borrower shall reimburse Administrative Agent or such Lender, as appropriate, on demand for the amounts so paid, together with interest thereon at the Default Rate. Borrower further agrees to indemnify Administrative Agent and each Lender and their respective directors, officers, employees and agents from, and hold each of them harmless against, (x) any and all losses arising out of or by reason of any investigation or litigation or other proceedings (including any threatened investigation or litigation or other proceedings) relating to any actual or proposed use by Borrower of the proceeds of the Loan, including, without limitation, the fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceedings and (y) any and all claims, actions, suits, proceedings, costs, expenses, losses, damages and liabilities of any kind, including in tort, penalties and interest, arising out or by reason of any matter relating, directly or indirectly, to the Mortgage or the ownership, condition, development, construction, sale, rental or financing of the Property or Improvements or any part thereof (but excluding any such losses, liabilities, claims, damages or expenses incurred solely by reason of the gross negligence or willful misconduct of the party to be indemnified). The obligations of Borrower under this Section and under Sections 3.01, 3.03 and 6.08 shall survive the repayment of all amounts due under or in connection with any of the Loan Documents and the termination of the Loan.
     Section 8.14. Gross-Up For Taxes. All payments made by Borrower under the Note and other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding income taxes and franchise or other taxes (imposed in lieu of income taxes) imposed on Lender as a result of a present or former connection between Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or the Note). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) is required to be withheld from any amounts payable to Lender under the Note or other Loan Documents, the amounts so payable to Lender shall be increased to the extent necessary to yield to Lender (after payment of all Non-Excluded Taxes) interest or any such other amounts payable with respect to the Loan at the rates or in the amounts specified in the Note or other Loan Documents. Whenever any Non-Excluded Taxes are payable by Borrower, as promptly as possible thereafter Borrower shall send to Lender a certified copy of an original official receipt received by Borrower showing payment thereof. If Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental taxes, interest or penalties that may become payable by Lender as a result of any such failure. The agreements in this Section shall survive the termination of this Agreement and the payment of the Note and all other amounts payable in respect of the Loan.
     Section 8.15. Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing any such counterpart.
     Section 8.16. Governing Law; Jurisdiction. This Agreement and the rights and obligations of the parties hereunder shall in all respects be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York’s principles of conflicts of law). Borrower, Administrative Agent and each Lender hereby irrevocably submit to the non-exclusive jurisdiction of any New York State or Federal court sitting in The City of New York (or any county in New York State where any portion of the Property is located) over any suit, action or proceeding arising out of or relating to this Agreement, and Borrower hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any New York State or Federal court sitting in The City of New York (or such other county in New York State) may be made by certified or registered mail, return receipt requested, directed to Borrower at the address indicated on the cover page hereof, and service so made shall be complete five (5) days after the same shall have been so mailed.
     Section 8.17. Integration. The Loan Documents constitute the entire agreement among Administrative Agent, Borrower and Lenders relating to the transactions contemplated thereby (except with respect to agreements among Lenders or with Administrative Agent relating solely to compensation, consideration and the syndication of the Loan) and supersede any prior oral or written statements or agreements with respect to such transactions.
     Section 8.18. Releases. Provided no Default or Event of Default exists, Borrower shall have the right to obtain the release of any of the Properties from the Mortgage encumbering the same, at Borrower’s expense, so long as (i) Borrower pays to Administrative Agent for the account of Lenders an amount equal to the lesser of (x) the greater of (A) the Release Price for the Property that is the subject of such release and (B) the amount necessary to reduce the Loan to an amount which satisfies the DSC Test on the basis of Net Operating Income from the parcels not being released or (y) the then outstanding principal amount of the Loan, which amount shall be applied to the reduction of outstanding principal under the Loan, (ii) Administrative Agent receives such reasonable documentation as Administrative Agent shall request confirming that the amount of any Additional Interest secured by the Mortgage encumbering the Property which is being released shall be secured by the credit of Guarantor, and (iii) Administrative Agent receives such other documents, opinions and assurances as Administrative Agent may reasonably request. Upon any such release of a Property, such Property shall no longer constitute a “Property” hereunder.

     Section 8.19. Exculpation. Neither Borrower nor any Guarantor shall be personally liable for payment of the principal of the Note or interest thereon, and in the event of any failure by Borrower to pay any portion of such principal or interest, Lenders will look, with respect to the then outstanding balance of such principal and interest, solely to the Mortgaged Property and such other collateral as has been, or hereafter shall be, given to secure payment of the Note. The foregoing limitation on liability shall not impair or otherwise affect the validity or enforceability of (a) the debt evidenced by the Note or the Loan Agreement or of any other obligations evidenced by the Note, the Loan Agreement, the Mortgage or any of the Loan Documents or (b) Lenders’ liens, security interests, rights and remedies (including, without limitation, the remedies of foreclosure and/or sale) with respect to the Mortgaged Property or any other property, security, collateral and/or assets (including the proceeds thereof) encumbered, pledged or assigned by the Mortgages or any other security for the Loan. In addition, the foregoing limitation on liability shall not limit anyone’s obligations or be applicable with respect to: (i) liability under any guaranty(ies) or indemnity(ies) delivered or afforded to Lenders; (ii) any fraud or material misrepresentation; (iii) taxes of any kind (whether characterized as transfer, gains or other taxes) payable in connection with the foreclosure sale of the Mortgaged Property, irrespective of who pays such taxes; (iv) application of any proceeds of the Loan to any purpose other than as provided in the Loan Documents; (v) the application of any insurance or condemnation proceeds or other funds or payments other than strictly in accordance with the Loan Documents; (vi) the misapplication of any security deposits; (vii) rents, sales proceeds, or other sums received after default under the Loan Documents which are not applied to expenses of operating the Mortgaged Property or paid to Lenders or a duly appointed receiver of the Mortgaged Property; (viii) any failure to deliver to Lenders, after demand therefor, any agreements relating to the operation, management, leasing, use, occupancy or construction of the Mortgaged Property; (ix) any intentional physical waste in respect of the Mortgaged Property; (x) any failure to pay or discharge any real estate tax, other tax, assessment, fine, penalty or lien against the Mortgaged Property to the extent revenue from leases of the Mortgaged Property was available to pay same; (xi) liability as landlord under any lease(s) relating to the Mortgaged Property which liability accrued prior to Lenders’ succeeding to such interest of Borrower, which Lenders are or become obligated for by virtue of Lenders succeeding to the interests of Borrower, provided, however, that such liability shall only apply with respect to any liability of Borrower under such leases which Lenders assumes pursuant to subordination, non-disturbance and attornment agreements required pursuant to the terms of such leases; (xii) liability under any agreement relating to the operation or maintenance of the Mortgaged Property which liability accrued prior to Lenders’ succeeding to such interest of Borrower which Lenders are or become obligated for by virtue of Lenders succeeding to the interests of Borrower, provided, however, that such liability shall only apply with respect to agreements which are not terminable by their terms upon thirty (30) days’ written notice; (xiii) liability to pay for the premiums on and keep in full force and effect insurance in respect of the Mortgaged Property in accordance with the Loan Documents to the extent revenue from leases of the Mortgaged Property was available to pay same; or (xiv) liability for Hazardous Substances that may exist upon or be discharged from the Mortgaged Property. Borrower and any Guarantor shall in any event be and shall remain personally liable for each of the matters to which reference is made in the preceding sentence and Lenders may seek, obtain and enforce one or more money judgments in any appropriate proceeding(s) with respect thereto. The limitation on personal liability contained in this paragraph shall become automatically null and void and shall be of no further force or effect, and Borrower and each Guarantor shall be and remain personally liable for payment of the principal of the Note and interest thereon, in accordance with the terms and provisions of this Loan Agreement, in the event that Borrower, or anyone acting on behalf of Borrower, shall (A) file a petition or answer seeking any relief of any kind under the bankruptcy laws of the United States (or if an Insolvency Event shall otherwise occur), (B) assert in writing or in any legal proceedings of any kind that any provisions of any of the Loan Documents are in whole or in part unenforceable, invalid or not legally binding, or (C) fail fully to cooperate with Lenders or a receiver in Lenders’ or such receiver’s efforts to collect Rents directly from tenants after a default under the Loan Documents.
     Section 8.20. Intentionally Omitted.
[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written, the execution hereof by Borrower constituting a certification by the party or parties executing on its behalf that the representations and warranties made in Article IV are true and correct as of the date hereof and that each of them duly holds and is incumbent in the position indicated under his or her name.

BANK OF AMERICA, N.A.

By

Denise M. Smyth
Senior Vice President

Address for notices and Applicable Lending Office:

Bank of America, N.A.
1185 Avenue of the Americas, 16th Floor
New York, New York 10036
Attention: Ms. Denise M. Smyth

RD BRANCH ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Property Holdings, LLC, its general partner

By:	Acadia Realty Limited Partnership, its sole member

By:	Acadia Realty Trust, its general partner

By

Robert Masters Senior Vice President

Address for notices for all Borrowers:

c/o Acadia Realty Trust
1311 Mamaroneck Avenue, Suite 260
White Plains, New York 10605
Attention: Mr. Robert Masters

EXHIBIT A
Assignment and Assumption Agreement
     ASSIGNMENT AND ASSUMPTION AGREEMENT, dated as of                                         , 200___, among [NAME OF ASSIGNING BANK] (“Assignor”) and [NAME OF ASSIGNEE] (“Assignee”).
Preliminary Statement
     1. This Assignment and Assumption Agreement (this “Agreement”) relates to the Loan Agreement (as the same may be amended from time to time, the “Loan Agreement”) dated December 19, 2006 among                                                              (“Borrower”), the lender(s) party thereto (each a “Lender” and, collectively, “Lenders”) and                                                             , as administrative agent (“Administrative Agent”). All capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Loan Agreement.
     2. Subject to the terms and conditions set forth in the Loan Agreement, Assignor has made an Individual Loan Commitment to Borrower in an aggregate principal amount of $                     (“Assignor’s Loan Commitment”).
     3. The aggregate outstanding principal amount under Assignor’s Loan Commitment at the commencement of business on the date hereof is $                    .
     4. Assignor desires to assign to Assignee all of the rights of Assignor under the Loan Agreement in respect of a portion of Assignor’s Loan Commitment and the loan made pursuant thereto, such portion being in an amount equal to $                     (the “Assigned Loan and Commitment”), of which $                     is currently outstanding and $                     is still to be disbursed to Borrower pursuant to the Loan Agreement; and Assignee desires to accept assignment of such rights and assume the corresponding obligations from Assignor on such terms.
     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:
     SECTION 1. Assignment. Assignor hereby assigns and sells to Assignee all of the rights of Assignor under the Loan Agreement in and to the Assigned Loan and Commitment, and Assignee hereby accepts such assignment from Assignor and assumes all of the obligations of Assignor under the Loan Agreement with respect to the Assigned Loan and Commitment, including, without limitation, Assignor’s obligations with respect to the undisbursed portion, if any, thereof. Upon the execution and delivery hereof by Assignor, Assignee, Administrative Agent and the payment of the amount specified in Section 2 hereof required to be paid on the date hereof, (1) Assignee shall, as of the commencement of business on the date hereof, succeed to the rights and obligations of a Lender under the Loan Agreement with an Individual Loan Commitment in an amount equal to the Assigned Loan and Commitment, and (2) the Individual Loan Commitment of Assignor shall, as of the commencement of business on the date hereof, be reduced correspondingly and Assignor released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee. Assignor represents and warrants that it (x) owns the Assigned Loan and Commitment free and clear of all liens and other encumbrances and (y) is legally authorized to enter into and perform this Agreement. Except as provided in the immediately preceding sentence, the assignment provided for herein shall be without representation or warranty by, or recourse to, Assignor.
     SECTION 2. Payments. As consideration for the assignment and sale contemplated in Section 1 hereof, Assignee shall pay to Assignor on the date hereof, in immediately available funds, an amount equal to the outstanding principal amount under the Assigned Loan and Commitment recited in paragraph 4 of the Preliminary Statement above. Each of Assignor and Assignee hereby agrees that if it receives any amount under the Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and shall promptly pay the same to such other party.
     SECTION 3. Consent; Execution and Delivery of Note. This Agreement is conditioned upon the consent of Administrative Agent. The execution of this Agreement and Administrative Agent is evidence of this consent; [Consents not required for certain assignments to entities related to a Lender.] Pursuant to Section 8.07 of the Loan Agreement, Borrower has agreed to execute and deliver Notes payable to the respective orders of Assignee and Assignor to evidence the assignment and assumption provided for herein. Assignee has designated as its Applicable Lending Office, and as its address for notices, the office identified as such below.
     SECTION 4. Non-Reliance on Assignor. Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of Borrower or any other party to any Loan Document, or the validity and enforceability of the obligations of Borrower or any other party to a Loan Document in respect of the Loan Agreement or any other Loan Document. Assignee acknowledges that it has, independently and without reliance on Assignor, and based on such documents and information as it has deemed appropriate, made its own analysis of the collateral for the Loan, credit analysis of Borrower and Guarantor and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the collateral for the Loan and of the business, affairs and financial condition of Borrower and the other parties to the Loan Documents.
     SECTION 5. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York (without giving effect to New York’s principles of conflicts of law).

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     SECTION 6. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     SECTION 7. Certain Representations and Agreements by Assignee. Assignee represents that it is legally authorized to enter into and perform this Agreement. In addition, Assignee hereby represents that it is entitled to receive any payments to be made to it under the Loan Agreement or hereunder without the withholding of any tax and agrees to furnish the evidence of such exemption as specified therein and otherwise to comply with the provisions of Section 7.13 of the Loan Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR]

By

Name:
Title:

[NAME OF ASSIGNEE]

By

Name:
Title:

Assignee’s Applicable Lending Office and Address for Notices:

[Assignee]
[Address]
Attention: ___________________________________________
Telephone: (___) ______________________________________

[NAME OF ADMINISTRATIVE AGENT]

By

Name:
Title:

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[NAME OF BORROWER]

By

Name:
Title:

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EXHIBIT B
Notice-of-Assignment of Lease
(On Letterhead of Borrower)
                    , 200_
[Name and Address of Tenant]

Re:	Lease Dated:
Lender:
Address of Lender:
Mortgage Dated:
Dear Sir/Madam:
     The undersigned has assigned by a mortgage or deed of trust (the “Mortgage”) dated as shown above to the Lender identified above (hereinafter “Lender”) all its estate, right, title and interest in, to and under the Lease between you and the undersigned dated as set forth above, as said Lease may have been heretofore modified or amended (the “Lease”), together with all right, title and interest of the undersigned as lessor thereunder, including, without limitation, the right upon the occurrence of an Event of Default (as defined in the Mortgage) to collect and receive all earnings, revenues, rents, issues, profits and income of the property subject to the Mortgage.
     [Certain provisions of the Mortgage, the text of which are attached hereto, restrict some of the undersigned’s rights under the Lease. However, s][S]aid assignment does not impair or diminish any of our obligations to you under the provisions of the Lease, nor are any such obligations imposed upon Lender, its successors or assigns.
     Pursuant to said assignment you are hereby notified that in the event of a demand on you by Lender or its successors and assigns for the payment to it of the rents due under the Lease, you may, and are hereby authorized and directed to, pay said rent to Lender and we hereby agree that the receipt by you of such a demand shall be conclusive evidence of Lender’s right to the receipt thereof and that the payment of the rents by you to Lender pursuant to such demand shall constitute performance in full of your obligation under the Lease for the payment of rent to the undersigned.

NOTE:	To be sent in accordance with notice requirements of the Lease.

*	To be used if property located in New York

     Kindly indicate your receipt of this letter and your agreement to the effect set forth below by signing the enclosed copy thereof and mailing it to Lender at its address identified above to the attention of its Real Estate Finance Office.

[BORROWER]
By
Name:
Title:

     The undersigned acknowledges receipt of the original of this letter and agrees for the benefit of Lender that it shall notify Lender of any default on the part of the landlord under the Lease which would entitle the undersigned to cancel the Lease or to abate the rent payable thereunder, and further agrees that, notwithstanding any provision of the Lease, no notice of cancellation thereof, nor of any abatement, shall be effective unless Lender has received the notice aforesaid and has failed within 30 days of the date thereof to cure, or if the default cannot be cured within 30 days has failed to commence and to diligently prosecute the cure, of landlord’s default which gave rise to the right to cancel or abate.

[NAME OF TENANT]
By
,
its authorized officer

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EXHIBIT C
Required Contents of Borrower’s Counsel Opinion
     (1) If Borrower, the mortgagor or grantor under the Mortgage (if different from Borrower), Guarantor or any general partner or member of any of them is a corporation, partnership, venture, limited liability company or trust, each such entity is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, is qualified to do business (or such opinion shall specifically state that such qualification is not required) and is in good standing in the jurisdiction in which the Property is located, and has full power and authority to consummate the transactions contemplated by the Loan Documents and to execute, deliver and perform all Loan Documents to which it is a party.
     (2) There are no actions, suits or proceedings pending or threatened against or affecting Borrower, Guarantor, the Mortgaged Property, the validity or enforceability of the Mortgage or the priority of the lien thereof at law, in equity or before or by any Governmental Authorities except actions, suits or proceedings which have been disclosed to Lender in writing and which are fully covered by insurance or would, if adversely determined, not substantially impair the ability of Borrower or Guarantor to pay when due any amounts which may become payable under the Note or Guaranty or to otherwise pay and perform their respective obligations in connection with the Loan; neither Borrower nor Guarantor is in default with respect to any order, writ, injunction, decree or demand of any court or Governmental Authorities.
     (3) The consummation of the transactions contemplated by and the performance of the Loan Documents have not resulted and will not result in any breach of, or constitute a default under, any mortgage, deed of trust, lease, bank loan or credit agreement, corporate charter, by-laws, partnership agreement or other instrument to which Borrower or Guarantor is a party or by which either of them may be bound or affected.
     (4) There exist no violations of any laws, statutes, ordinances, rules, orders, regulations or requirements of any Governmental Authorities with respect to the Improvements and that the use thereof complies with all applicable zoning and other laws, etc. and with all restrictions, covenants, leases and easements affecting the Mortgaged Property.
     (5) The Property is not part of a larger tract of land owned by Borrower, its affiliates or Guarantor, or otherwise considered as part of one zoning or tax lot, or, if they are, that any authorization or variance required for the subdivision of such larger tract which a sale of the Property would entail has been obtained from all appropriate Governmental Authorities so that the Property and Improvements constitute one zoning or tax lot (including parking and utility facilities and street access, if relevant) capable of being conveyed as such.

Required Contents of Borrower’s Local Counsel Opinion (and, if required by Lender, of a local counsel selected by Lender or its counsel)
     (1) The Loan Documents have each been duly authorized, executed and delivered by the parties thereto (other than Lender) and, under the laws of the jurisdiction in which the Property is located (were such laws to apply), are valid and binding instruments enforceable against such parties in accordance with their respective terms, subject, however, to the qualifications that (a) some of the rights and remedies set forth in the Note and Mortgage may be limited by bankruptcy, insolvency, reorganization and other laws of general application to the enforcement of creditors’ rights and (b) certain remedies and waivers contained in the Mortgage may be limited by applicable laws of said jurisdiction, none of which qualifications will materially interfere with the practical realization of the benefits and security provided by said documents except for the economic consequences of any procedural delay which may result therefrom.
     (2) Considering the significant relationship that the State of New York has to the Loan, the courts of the jurisdiction in which the Property is located will, in all likelihood, honor any designations by the parties of New York as the governing law contained in the Loan Documents.
     (3) The Mortgage will create the lien it purports to create on the property covered by the Mortgage and will effectively assign the leases purported to be assigned thereby if the Mortgage and any necessary UCC-1 financing statements are recorded or filed, as the case may be, and specifying local law requirements as to (1) the manner in which, and offices where, such recording and filing must be made and (2) the re-recording of the Mortgage and refiling of the financing statements, all in order to establish, preserve and protect such lien and assignment and Lender’s interest in the property covered by the Mortgage.
     (4) In the event of a foreclosure or other method of enforcement of the remedies provided for in the Mortgage, any leases of the Mortgaged Property will, at the option of the holder of the Mortgage, remain in full force and effect between the lessees thereunder and such holder or any purchaser of the Mortgaged Property pursuant to such remedial action. The opinion shall state whether the foregoing results as a matter of law or by reason of compliance with Section 1.14(c) of the Mortgage.
     (5) All rights of redemption in respect of the Mortgage will be extinguished upon the consummation of a sale of the Mortgaged Property pursuant to any remedial provisions provided for in the Mortgage, [or if the foregoing is not the case, the opinion shall specify the period of time which must expire following such consummation in order for said rights of redemption to be extinguished under local law, and shall state whether the applicable result obtains as a matter of law or pursuant to any waiver provided for in the Mortgage].
     (6) There are no changes or additions to the Mortgage and other Loan Documents which are required by local law, and none which are customary in local

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practice and which would not unsubstantially enhance the rights and benefits of Lender thereunder.
     (7) To such other effects as Lender or its counsel may reasonably require.

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EXHIBIT D
Note

$	New York, New York
,200___
     For value received, RD BRANCH ASSOCIATES, L.P., a New York limited partnership (“Maker”) hereby covenants and promises to pay to the order of [NAME OF LENDER] or its successors or assigns (collectively, “Lender”), at the principal office of BANK OF AMERICA, N.A. located at 1185 Avenue of the Americas, New York, New York 10036 (“Administrative Agent”) for the account of the Applicable Lending Office of Lender, the principal sum of                                          Dollars ($                    ),in lawful money of the United States and in immediately available funds, in accordance with the terms set forth in the Loan Agreement. Maker also covenants and promises to pay interest on the unpaid principal balance hereof, for the period such balance is outstanding, in like money, at said office for the account of said Applicable Lending Office, at the time and at a rate per annum as provided in the Loan Agreement (as defined below). Any amount or principal hereof which is not paid when due, whether at stated maturity, by acceleration, or otherwise, shall bear interest from the date when due until said principal amount is paid in full, payable on demand, at the Default Rate.
     This Note is [one of] the [Existing] [New] Note[s] referred to in the Loan Agreement dated as of the date hereof (as the same may be amended or supplemented from time to time, the “Loan Agreement”) among Maker, as Borrower, the lenders named therein (including Lender), as Lenders, and Administrative Agent, as Administrative Agent for Lenders. All of the terms, conditions and provisions of the Loan Agreement are hereby incorporated by reference. All capitalized terms used herein and not defined herein shall have the meanings given to them in the Loan Agreement.
     This Note is secured by the Mortgage which contains, among other things, provisions for the prepayment of and acceleration of this Note upon the happening of certain stated events. Reference to the Mortgage is hereby made for a description of the “Mortgaged Property” encumbered thereby and the rights of Maker and Lenders (including Lender) with respect to such Mortgaged Property.
     Maker agrees that it shall be bound by any agreement extending the time or modifying the terms of payment set forth above and in the Loan Agreement, made by or on behalf of Lenders and the owner or owners of the Mortgaged Property, whether with or without notice to Maker, and Maker shall continue liable to pay the amount due hereunder in accordance with the terms set forth herein and in the Loan Agreement, but with interest at a rate no greater than the rate of interest provided therein, according to the terms of any such agreement of extension or modification.

     Should the indebtedness represented by this Note or any part thereof be collected at law or in equity, or in bankruptcy, receivership or any other court proceeding (whether at the trial or appellate level), or should this Note be placed in the hands of attorneys for collection upon default, Maker agrees to pay, in addition to the principal, interest and other sums due and payable hereon, all costs of collecting or attempting to collect this Note, including reasonable attorneys’ fees and expenses.
     All parties to this Note, whether principal, surety, guarantor or endorser, hereby waive presentment for payment, demand, protest, notice of protest and notice of dishonor.
     This Note shall be governed by the Laws of the State of New York (without giving effect to New York’s principles of conflicts of law), provided that, as to the maximum lawful rate of interest which may be charged or collected, if the Laws applicable to Lender permit it to charge or collect a higher rate than the Laws of the State of New York, then such Law applicable to Lender shall apply to Lender under this Note.
     Anything herein to the contrary notwithstanding, the obligations of Maker under this Note shall be subject to the limitation that payments of interest shall not be required to the extent that receipt of any such payment by Lender would be contrary to provisions of Law applicable to Lender limiting the maximum rate of interest that may be charged or collected by Lender.
     IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first above written.

RD BRANCH ASSOCIATES, L.P., a New York limited partnership

By:	Acadia Property Holdings, LLC, its general partner

By:	Acadia Realty Limited Partnership, its sole member

By:	Acadia Realty Trust, its general partner

By
Robert Masters
Senior Vice President

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EXHIBIT E-1
FINANCIAL COVENANT COMPLIANCE CERTIFICATE
          This Certificate is furnished pursuant to Section 6.11(3) of that certain Loan Agreement (“Loan Agreement”) by and among RD BRANCH ASSOCIATES, L.P. (“Borrower”) and BANK OF AMERICA, N.A. (“Lender”), Section 6.11(3) of which Loan Agreement was agreed to and acknowledged by ACADIA REALTY LIMITED PARTNERSHIP (“Guarantor”). Capitalized terms used in this Certificate and Schedule 1 attached hereto, unless otherwise defined herein or in said Schedule 1, have the meanings given to them in the Loan Agreement.
          The undersigned, the                                          of Guarantor, hereby certifies to Lender that Schedule 1 attached hereto sets forth the financial data and computations relating to Guarantor’s compliance with the Liquidity Requirement, which data and computations, to the best knowledge and belief of the undersigned, are true, complete and correct.
          The undersigned certifies that he/she is authorized to execute and deliver this Certificate on behalf of Guarantor.
          WITNESS my hand this ___day of                                         , ___.

Name:

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EXHIBIT E-2
FINANCIAL COVENANT COMPLIANCE CERTIFICATE
          This Certificate is furnished pursuant to Section 6.11(3) of that certain Loan Agreement (“Loan Agreement”) by and among RD BRANCH ASSOCIATES, L.P. (“Borrower”) and BANK OF AMERICA, N.A. (“Lender”), Section 6.11(3) of which Loan Agreement was agreed to and acknowledged by ACADIA REALTY LIMITED PARTNERSHIP (“Guarantor”). Capitalized terms used in this Certificate and Schedule 1 attached hereto, unless otherwise defined herein or in said Schedule 1, have the meanings given to them in the Loan Agreement.
          The undersigned, the _______________ of Guarantor, hereby certifies to Lender that Schedule 1 attached hereto sets forth the audited financial data and computations relating to Guarantor’s compliance with the Net Worth Requirement and the Liquidity Requirement, which data and computations, to the best knowledge and belief of the undersigned, are true, complete and correct.
          The undersigned certifies that he/she is authorized to execute and deliver this Certificate on behalf of Guarantor.
          WITNESS my hand this ___day of __________________, ______.

Name:

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EXHIBIT F
AUTHORIZATION LETTER
_______________, 200_
[Name and address of Administrative Agent]
Re:	Loan Agreement dated as of _______________, 200___(the “Loan Agreement”; capitalized terms not otherwise defined herein shall have the meanings ascribed to such terms in the Loan Agreement) among us, as Borrower, the Lenders named therein, and you, as Administrative Agent for said Lenders
Dear Sir/Madam:
     In connection with the captioned Loan Agreement, we hereby designate any of the following persons to give to you instructions, including notices required pursuant to the Loan Agreement, orally, by telephone or teleprocess, or in writing:
           Michael Nelsen
           Robert Masters
           Richard Hartmann
           Jon Grisham
     Instructions may be honored on the oral, telephonic, teleprocess or written instructions of anyone purporting to be any one of the above designated persons even if the instructions are for the benefit of the person delivering them. We will furnish you with written confirmation of each such instruction signed by any person designated above (including any telecopy which appears to bear the signature of any person designated above) on the same day that the instruction is provided to you, but your responsibility with respect to any instruction shall not be affected by your failure to receive such confirmation or by its contents.
     You and Lenders shall be fully protected in, and shall incur no liability to us for, acting upon any instructions which you in good faith believe to have been given by any person designated above, and in no event shall you or Lenders be liable for special, consequential or punitive damages. In addition, we agree to hold you and Lenders and your and their respective agents harmless from any and all liability, loss and expense arising directly or indirectly out of instructions that we provide to you in connection with the Loan Agreement except for liability, loss or expense occasioned by your gross negligence or willful misconduct.
     Upon notice to us, you may, at your option, refuse to execute any instruction, or part thereof, without incurring any responsibility for any loss, liability or expense arising out of such refusal if you in good faith believe that the person delivering the instruction is not one of the persons designated above or if the instruction is not accompanied by an authentication method that we have agreed to in writing.
     We will promptly notify you in writing of any change in the persons designated above and, until you have actually received such written notice and have had a reasonable opportunity to act upon it, you are authorized to act upon instructions, even though the person delivering them may no longer be authorized.

Very truly yours, [BORROWER]
By
Name:
Title:

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EXHIBITS

A	Assignment and Assumption Agreement
B	Lease Assignment Letter
C	Contents of Opinion Letters
D	Note
E-1	Quarterly Financial Covenant Compliance Certificate
E-2	Annual Financial Covenant Compliance Certificate
F	Authorization Letter

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